UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant     ☑
Filed by a Party other than the Registrant     ☐

Check the appropriate box:
☑      Preliminary Proxy Statement
☐      Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐      Definitive Proxy Statement
☐      Definitive Additional Materials
☐      Soliciting Material Pursuant to § 240.14a-12
Aspect Medical Systems, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑      No fee required
☐      Fee computed on table below per Exchange Act Rules l4a-6(i)(l) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS To Be Held on June 5, 2009
PROXY STATEMENT
STOCK OWNERSHIP INFORMATION
PROPOSAL ONE -- ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
EXECUTIVE AND DIRECTOR COMPENSATION
DIRECTOR COMPENSATION
Equity Compensation Plan Information
PROPOSAL TWO -- APPROVAL OF A ONE-TIME STOCK OPTION EXCHANGE PROGRAM
PROPOSAL THREE -- AMENDMENT OF BY-LAWS
PROPOSAL FOUR -- RATIFICATION OF SELECTION OF REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
SOLICITATION OF PROXIES
REVOCATION OF PROXY
STOCKHOLDER PROPOSALS

ASPECT MEDICAL SYSTEMS, INC.
One Upland Road
Norwood, Massachusetts 02062

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 5, 2009

To our stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Aspect Medical Systems, Inc. will be held on Friday, June 5, 2009 at 9:00 a.m., local time, at our corporate offices, One Upland Road, Norwood, Massachusetts 02062. We refer to Aspect Medical Systems, Inc. herein as “Aspect,” “we,” or “us.” At the Annual Meeting of Stockholders, our stockholders will consider and vote on the following matters:

1.	the election of three (3) members to our board of directors to serve as Class III directors, each for a term of three years;

2.	to approve a one-time stock option exchange program under which eligible employees (excluding our executive officers and directors) would be able to elect to exchange outstanding stock options with an exercise price of $15.00 or greater issued under our 1998 Stock Incentive Plan or our 2001 Stock Incentive Plan for new lower-priced stock options;

3.	to approve an amendment to our Amended and Restated By-Laws, as amended, which provides that, subject to limited exceptions, future annual meetings of stockholders will be held no later than May 25 in each year; and

4.	the ratification of the selection by the Audit Committee of our board of directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

The stockholders will also act on any other business that may properly come before the Annual Meeting of Stockholders or any adjournment thereof.

Stockholders of record at the close of business on April 13, 2009, are entitled to notice of, and to vote at, the Annual Meeting of Stockholders or any adjournment thereof. Your vote is important regardless of the number of shares you own. Our stock transfer books will remain open for the purchase and sale of our common stock.

We hope that all stockholders will be able to attend the Annual Meeting of Stockholders in person. However, in order to ensure that a quorum is present at the annual meeting, please date, sign and promptly return the enclosed proxy card whether or not you expect to attend the Annual Meeting of Stockholders. A postage-prepaid envelope, addressed to Computershare Trust Company, N.A., our transfer agent and registrar, has been enclosed for your convenience. Sending in your proxy will not prevent you from voting your stock at the Annual Meeting of Stockholders if you desire to do so, as your proxy is revocable at your option.

All stockholders are cordially invited to attend the Annual Meeting of Stockholders.

By Order of the Board of Directors,

/s/  J. Neal Armstrong

J. Neal Armstrong
Secretary

Norwood, Massachusetts
April [  ], 2009

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED WITHIN THE UNITED STATES.

ASPECT MEDICAL SYSTEMS, INC.
One Upland Road
Norwood, Massachusetts 02062

PROXY STATEMENT

for the 2009 Annual Meeting of Stockholders
To Be Held on June 5, 2009

This Proxy Statement and the enclosed proxy card are being furnished in connection with the solicitation of proxies by the board of directors of Aspect Medical Systems, Inc. for use at the 2009 Annual Meeting of Stockholders to be held on Friday, June 5, 2009 at 9:00 a.m., local time, at the corporate offices of Aspect Medical Systems, Inc., One Upland Road, Norwood, Massachusetts 02062, and at any adjournment thereof.

All proxies will be voted in accordance with the instructions contained in those proxy cards. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of 2009 Annual Meeting of Stockholders. Any proxy may be revoked by a stockholder at any time before it is exercised by signing another proxy with a later date, by delivery of written revocation to our Secretary or by appearing at the annual meeting and voting in person.

Our Annual Report to Stockholders for the fiscal year ended December 31, 2008 is being mailed to stockholders with the mailing of the Notice of Annual Meeting of Stockholders and this Proxy Statement on or about May 5, 2009.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 5, 2009: The proxy statement and annual report to stockholders are available at www.edocumentview.com/aspm.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 as filed with the Securities and Exchange Commission, except for exhibits, will be furnished without charge to any stockholder upon written or oral request to our Investor Relations Department, Aspect Medical Systems, Inc., One Upland Road, Norwood, Massachusetts 02062, telephone: (617) 559-7000.

Voting Securities and Votes Required

Stockholders of record at the close of business on April 13, 2009 will be entitled to notice of, and to vote at, the 2009 Annual Meeting of Stockholders. On that date, 17,415,429 shares of our common stock were issued and outstanding. Each share of common stock entitles the holder to one vote with respect to all matters submitted to stockholders at the 2009 Annual Meeting of Stockholders. We have no other securities entitled to vote at the meeting.

The representation in person or by proxy of at least a majority of the shares of common stock issued, outstanding and entitled to vote at the 2009 Annual Meeting of Stockholders is necessary to establish a quorum for the transaction of business at the 2009 Annual Meeting of Stockholders. If a quorum is not present, the annual meeting will be adjourned until a quorum is obtained.

Directors are elected by a plurality of votes cast by stockholders entitled to vote at the 2009 Annual Meeting of Stockholders. To be approved, the one-time stock option exchange program requires the affirmative vote of the holders of a majority of votes cast on the proposal. To be approved, the amendment to our By-Laws requires the affirmative vote of the holders of a majority of our shares issued, outstanding and entitled to vote at the Annual Meeting of Stockholders. To be approved, the ratification of Ernst & Young LLP as our independent registered public accounting firm, requires the affirmative vote of the majority of shares present in person or represented by proxy at the 2009 Annual Meeting of Stockholders. The votes will be counted, tabulated and certified by a representative of Computershare Trust Company, N.A., who will serve as the inspector of elections at the 2009 Annual Meeting of Stockholders.

Shares which abstain from voting as to a particular matter, and shares held in “street name” by banks, brokerage firms or nominees who indicate on their proxy cards that they do not have discretionary authority to vote such shares as to a particular matter, which we refer to as “broker non-votes,” will not be considered as present and entitled to vote with respect to a particular matter and will not be considered a vote cast on such matter. Accordingly, neither abstentions nor broker non-votes will have any effect upon the outcome of voting with respect to any matters voted on at the 2009 Annual Meeting of Stockholders, but will be counted for the purpose of determining whether a quorum exists.

Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder’s right to attend the annual meeting and vote in person. Any stockholder voting by proxy has the right to revoke the proxy at any time before it is exercised by giving our Secretary a duly executed proxy card bearing a later date than the proxy being revoked at any time before that proxy is voted, by giving our Secretary written notice that you want to revoke your proxy or by appearing at the annual meeting and voting in person. The shares represented by all properly executed proxies received in time for the annual meeting will be voted as specified in those proxy cards. If the shares you own are held in your name, and you do not specify in the proxy card how your shares are to be voted, they will be voted:

•	in favor of the election as Class III directors of those persons named in this Proxy Statement;

•	in favor of the approval of the one-time stock option exchange program under which eligible employees (excluding our executive officers and directors) would be able to elect to exchange outstanding stock options with an exercise price of $15.00 or greater issued under our 1998 Stock Incentive Plan or our 2001 Stock Incentive Plan for new lower-priced stock options;

•	in favor of the approval of an amendment to our Amended and Restated By-Laws, as amended, which provides that, subject to limited exceptions, future annual meetings of stockholders will be held no later than May 25 in each year;

•	in favor of the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and

•	with respect to any other items that may properly come before the meeting.

If the shares you own are held in “street name,” the bank, brokerage firm or nominee, as the record holder of your shares, is required to vote your shares in accordance with your instructions. In order to vote your shares held in “street name,” you will need to follow the directions your bank, brokerage firm or nominee provides you. If you desire to vote your shares held in “street name” at the Annual Meeting by proxy, you will need to obtain a proxy card from the holder of record.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Proxy Statement and Annual Report to Stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you upon written or oral request to our Investor Relations Department, Aspect Medical Systems, Inc., One Upland Road, Norwood, Massachusetts 02062, telephone: (617) 559-7000. If you want to receive separate copies of our Proxy Statement or Annual Report to Stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

STOCK OWNERSHIP INFORMATION

The following table sets forth information regarding beneficial ownership of our common stock as of January 31, 2009 by:

•	each person or entity known to us to beneficially own more than 5% of the outstanding shares of our common stock,

•	each of our directors and nominees for director,

•	each of the executive officers named in the “Executive Compensation — Summary Compensation Table” below, whom we refer to herein as our named executive officers, and

•	all of our directors, nominees for director and executive officers as a group.

The number of shares of common stock beneficially owned by each person or entity is determined in accordance with the applicable rules of the Securities and Exchange Commission, or SEC, which rules require us to include shares of our common stock over which such person or entity has voting or investment power. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. Shares of our common stock issuable under stock options exercisable on or before April 1, 2009 are deemed beneficially owned and such shares are used in computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws. Unless otherwise indicated, the address of all directors, nominees and executive officers is c/o Aspect Medical Systems, Inc., One Upland Road, Norwood, Massachusetts 02062.

	Number of Shares	Percentage of
Name and Address	Beneficially	Common Stock
of Beneficial Owner	Owned(1)	Beneficially Owned

5% Stockholders
Coghill Capital Management, L.L.C. (2)	2,798,515	16.1
One North Wacker Drive Suite 4350 Chicago, IL 60606
First Manhattan Co. (3)	2,355,620	13.6
437 Madison Avenue New York, NY 10022
Ronald J. Juvonen (4)	1,759,433	10.1
c/o Downtown Associates, L.L.C 674 Unionville Road, Suite 105 Kennett Square, PA 19348
Security Investors, LLC (5)	937,463	5.4
One Security Benefit Place Topeka, KS 66636
Zazove Associates, LLC (6)	1,211,119	7.0
1001 Tahoe Blvd. Incline Village, NV 89451
Directors, Nominees for Director and Named Executive Officers
Jon C. Biro	0	*
Boudewijn L.P.M. Bollen (7)	117,057	*
Nassib G. Chamoun (8)	849,359	4.8
John Coolidge	112,070	*
J. Breckenridge Eagle (9)	489,190	2.8
Michael A. Esposito (10)	16,167	*
Michael Falvey (11)	27,068	*
David W. Feigal, Jr., M.D. (12)	30,500	*
William H. Floyd	297,139	1.7
Edwin M. Kania, Jr. (13)	135,768	*
Melvin L. Keating	0	*
Scott D. Kelley, M.D. (14)	287,254	1.6
James J. Mahoney, Jr. (15)	47,501	*
John J. O’Connor	16,167	*
Donald R. Stanski, M.D.	48,000	*
All directors, nominees for director and executive officers as a group (20 persons)	3,264,501	17.0

*	Less than 1% of our outstanding common stock.

(1)	Includes the following number of shares of our common stock issuable upon the exercise of outstanding stock options which may be exercised on or before April 1, 2009 by Mr. Bollen: 93,306; Mr. Chamoun: 463,021; Mr. Coolidge: 77,002; Mr. Eagle: 173,342; Mr. Esposito: 7,667; Mr. Falvey: 0; Dr. Feigal: 23,000; Mr. Floyd: 136,071; Mr. Kania: 23,000; Dr. Kelley: 246,413; Mr. Mahoney: 22,500; Mr. O’Connor: 7,667; Dr. Stanski: 40,500; and all directors and executive officers as a group: 1,888,760.

(2)	This information is taken from a Schedule 13G/A filed with the SEC on February 17, 2009 by Coghill Capital Management, L.L.C., jointly with its affiliates CCM Master Qualified Fund, Ltd. and Clint D. Coghill. Of the 2,798,515 shares of common stock deemed beneficially owned, each reporting person reported sole voting power as to none of the shares.

(3)	This information is taken from a Schedule 13G/A filed with the SEC on February 10, 2009.

(4)	This information is taken from a Schedule 13G/A filed with the SEC on March 20, 2008. The shares of common stock are held by Downtown Associates I, L.P., Downtown Associates II, L.P., Downtown Associates III, L.P. and Downtown Associates V, L.P. (collectively referred to as the “Downtown Funds”). The general partner of the Downtown Funds is Downtown Associates, L.L.C. Ronald J. Juvonen, as the Managing Member of the General Partner, has sole voting power to vote and direct the disposition of all shares and thus is deemed to beneficially own all of such shares.

(5)	This information is taken from a Schedule 13G filed with the SEC on February 13, 2009.

(6)	This information is taken from a Schedule 13G filed with the SEC on February 13, 2009.

(7)	Mr. Bollen resigned as our director, effective immediately prior to the Annual Meeting.

(8)	Includes 120,000 shares of common stock held by The Nassib G. Chamoun 1998 Irrevocable Trust, a trust for the benefit of Mr. Chamoun’s minor children. Mr. Chamoun disclaims beneficial ownership of all shares held in this trust.

(9)	Includes 20,000 shares of common stock held by Jeanne Warren Eagle, as Trustee for the Trust for John Warren Eagle, of which Mr. Eagle disclaims beneficial ownership and 120,000 shares of common stock held by The Nassib G. Chamoun 1998 Irrevocable Trust, of which Mr. Eagle is the Trustee and disclaims beneficial ownership.

(10)	Mr. Esposito, a Class III director, is not standing for re-election at the Annual Meeting.

(11)	Mr. Falvey resigned from his position as Vice President, Chief Financial Officer and Secretary effective December 31, 2008.

(12)	Dr. Feigal resigned as our director, effective immediately prior to the Annual Meeting.

(13)	Includes 1,605 shares held by Mr. Kania’s minor children.

(14)	Includes 10,500 shares pledged to Merrill Lynch as security for an outstanding loan.

(15)	Mr. Mahoney, a Class III director as of the date of this proxy statement, is not standing for re-election and will be elected to serve as a Class I director by our board of directors to fill the vacancy created by Dr. Feigal’s resignation.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of copies of reports filed by the reporting persons furnished to us, or written representations from reporting persons, we believe that during the fiscal year ended December 31, 2008, the reporting persons complied with all Section 16(a) filing requirements, other than with respect to two Forms 4 filed by Mr. Stanski on January 12, 2009 to report purchases of an aggregate of 40,000 shares of common stock made between December 16, 2008 through December 24, 2008 and a Form 4 filed by Mr. Kania on May 29, 2008 to report our grant to Mr. Kania on May 21, 2008 of 2,000 shares of common stock and a stock option to purchase 3,000 shares of common stock.

PROPOSAL ONE — ELECTION OF DIRECTORS

General Information

We have a classified board of directors consisting of nine members: three Class I Directors, three Class II Directors and three Class III Directors. At each Annual Meeting of Stockholders, one class of directors is elected for a full term of three years to succeed those directors whose terms are expiring. Based on the recommendation of the Corporate Governance and Nominating Committee, the board of directors has nominated Jon C. Biro, Nassib G. Chamoun, and Melvin L. Keating to serve as Class III directors. The persons named in the enclosed proxy card will vote to elect, as Class III Directors, Jon C. Biro, Nassib G. Chamoun and Melvin L. Keating, the three director nominees, unless the proxy card is marked otherwise. Each Class III Director will be elected to hold office until the 2012 Annual Meeting of Stockholders and until his successor is elected and qualified. If a stockholder returns a proxy card without contrary instructions, the persons named as proxies will vote to elect as directors the nominees identified below. Mr. Chamoun is the only nominee who is currently a member of our board of directors. The nominees have indicated their willingness to serve if elected. However, if any director nominee should be unable to serve, the shares of common stock represented by proxies may be voted for a substitute nominee designated by our board of directors or our board of directors may reduce the number of nominees. Our board of directors does not believe that any of the nominees will be unable or unwilling to serve if elected.

For each member of our board of directors as of the Annual Meeting of Stockholders, including those who are nominees for election as Class III Directors, there follows information given by each such director concerning his age and length of service as a member of our board of directors, principal occupation and business experience during the past five years and the names of other publicly-held companies of which he serves as a director. No director or executive officer is related by blood, marriage or adoption to any other director or executive officer.

Pursuant to the terms of our agreement dated April 8, 2009 with First Manhattan Co., First BioMed Management Associates, LLC and First BioMed, L.P., which we collectively refer to as First Manhattan, the following changes will be made to our Board of Directors prior to the Annual Meeting of Stockholders:

•	Michael A. Esposito, a current Class III director, is not standing for re-election at the Annual Meeting of Stockholders.

•	Boudwijn L.P.M. Bollen, a Class II director, has resigned effective immediately prior to the Annual Meeting of Stockholders and the Board intends to elect Vincent P. Scialli to the fill the vacancy created by his resignation, the election of Mr. Scialli to be effective immediately prior to the Annual Meeting of Stockholders.

•	David W. Feigal Jr., M.D., a Class I director, has resigned effective immediately prior to the Annual Meeting and the Board intends to elect James J, Mahoney, a current Class III director, to fill the vacancy created by Dr. Feigal’s resignation, the election of Mr. Mahoney to be effective immediately prior to the Annual Meeting of Stockholders.

We refer to this agreement as the Agreement. For a further discussion of the Agreement, see “Director Nomination and Election Arrangements” below.

Director Nomination and Election Arrangements

Pursuant to the Agreement, we have agreed to the following arrangements with respect to the nomination and/or election of directors:

•	Jon C. Biro and Melvin L. Keating, whom we collectively refer to as the designated directors, have been nominated as our Class III directors, together with Nassib G. Chamoun, our President and Chief Executive Officer, for election at the Annual Meeting, for terms that will expire in 2012;

•	David W. Feigal, Jr., M.D. and Boudewijn L.P.M Bollen, have resigned from the class of directors up for election in 2010 and 2011, respectively, in each case effective immediately prior to the Annual Meeting;

•	James J. Mahoney, Jr., and Vincent P. Scialli will be elected as directors for terms ending at the 2010 and 2011 annual meeting of stockholders, respectively, to fill the vacancies created by the resignations of Dr. Feigal and Mr. Bollen, in each case effective immediately prior to the Annual Meeting;

•	neither Aspect nor the Board will take any action that would shorten the terms of the designated directors or Mr. Scialli or any other nominee of First Manhattan pursuant to the Agreement, provided that the board of directors can recommend to stockholders that a given director be removed for cause if directors, after consultation with counsel, determine in good faith that their fiduciary duties require it;

•	we have agreed to use all reasonable best efforts to ensure that the designated directors are elected at the Annual Meeting and have agreed to recommend to stockholders that they vote in favor of the election of the designated directors;

•	we have agreed to nominate Mr. Scialli for re-election in 2011, unless the Corporate Governance and Nominating Committee of the Board determines that Mr. Scialli does not meet the criteria for considering a candidate to be qualified to serve as a director set forth in our Corporate Governance Guidelines and Director Qualification Standards, in which case First Manhattan will be entitled to designate another individual deemed to be qualified by the Board who the Board will nominate for election in 2011;

•	if either of the designated directors or Mr. Scialli become unable to serve prior to the Annual Meeting or ceases to serve at some point before the 2012 election, First Manhattan will be entitled to designate an individual deemed to be qualified by the Board who the Board will then nominate for election or elect to fill such vacancy;

•	until the 2011 annual meeting of stockholders, the size of the Board will not be increased beyond nine members unless at least eight members approve the increase; and

•	Mr. Biro will become a member of our Audit Committee, Mr. Scialli will become a member of our Corporate Governance and Nominating Committee and Mr. Keating will become a member of our Compensation Committee.

Pursuant to the terms of the Agreement, each of our officers and directors has agreed to vote all of his or her shares for the designated directors.

We have the right to terminate the Agreement by delivering a written notice of termination at any time on or after the earlier of:

•	the date on which our 2012 annual meeting of stockholders is held; and

•	the first date on which First Manhattan no longer beneficially owns at least 500,000 shares of our common stock, in which case, First Manhattan would cause Mr. Scialli to immediately offer his written resignation as a director of Aspect.

The foregoing is not a complete description of the terms of the Agreement. For a copy of the Agreement, and a further description of its terms, please see our Current Report on Form 8-K, which we filed with the SEC on April 9, 2009.

Board Recommendation

Our board of directors believes that the election of Jon C. Biro, Nassib G. Chamoun, and Melvin L. Keating to serve as Class III directors is in the best interests of Aspect and our stockholders and, therefore, the board of directors unanimously recommends that the stockholders vote “FOR” the nominees.

Nominees for Term Expiring at the 2012 Annual Meeting (Class III Directors)

Jon C. Biro, age 43, is a director nominee.

Jon C. Biro has served as Executive Vice President, Chief Financial and Accounting Officer, Treasurer, Secretary and a director of Consolidated Graphics, Inc., a commercial printer with operations in the United States, Canada and the Czech Republic, since January 2008. Prior to joining Consolidated Graphics, Mr. Biro held several executive positions with ICO, Inc., a company specializing in the manufacturing of specialty resins and concentrates. From April 2002 to January 2008, Mr. Biro was the Chief Financial Officer and Treasurer of ICO and served as its Interim Chief Executive Officer from July 2003 to February 2004. From September 1996 to April 2002, Mr. Biro was the Senior Vice President, Chief Accounting Officer and Treasurer of ICO. From October 1994 to September 1996, he was the Controller of ICO. Prior to his employment with ICO, Mr. Biro was employed by PriceWaterhouse Coopers LLP. Mr. Biro is a certified public accountant.

Nassib G. Chamoun, age 46, became a director in 1987.

Nassib G. Chamoun is a founder of Aspect and has served as a director since 1987. Mr. Chamoun has served as President of Aspect since 1996 and Chief Executive Officer since 1995. He also served as Chairman of the board of directors from 1987 to 1996 and as Chief Scientific Officer from 1991 to 1995. Prior to 1995, Mr. Chamoun also served as our President and Chief Executive Officer at various times since founding Aspect in 1987. From 1984 to 1987, Mr. Chamoun was a fellow in cardiovascular physiology at the Lown Cardiovascular Laboratory of the Harvard School of Public Health.

Melvin L. Keating, age 62, is a director nominee.

Melvin L. Keating was President and Chief Executive Officer of Alliance Semiconductor Corporation, a worldwide manufacturer and seller of semiconductors, from 2005 to 2008. From 2004 to 2005, Mr. Keating served as Executive Vice President, Chief Financial Officer and Treasurer of Quovadx Inc., a healthcare software company. Mr. Keating was employed as a Strategy Consultant for Warburg Pincus Equity Partners from 1997 to 2004, providing acquisition and investment target analysis and transactional advice. Mr. Keating also was President and Chief Executive Officer of Sunbelt Management Company, a private, European-owned real estate development firm, from 1995 to 1997. From 1986 to 1995, Mr. Keating was Senior Vice President, Financial Administration of Olympia & York Companies/Reichmann International, responsible for joint ventures, financial reporting and acquisitions.

Directors Whose Terms Expire at the 2010 Annual Meeting (Class I Directors)

James J. Mahoney, Jr., age 65, became a director in 2003.

As of the date of this proxy statement, Mr. Mahoney is a Class III director, but is not standing for re-election and will be elected to serve as a Class I director by our board of directors to fill the vacancy created by Dr. Feigal’s resignation. The election will become effective immediately prior to the 2009 Annual Meeting of Stockholders.

James J. Mahoney, Jr. joined Aspect as a director in March 2003 and has served as lead director since August 2005. Since January 2004, Mr. Mahoney has served as President and has managed The Mahoney Group, an investment firm. Mr. Mahoney is a founding partner and principal of HLM Management Company, a private equity firm that invested in small entrepreneurially managed growth stocks and in privately-held venture capital backed companies. From January 1999 to March 2002, Mr. Mahoney managed HLM Management Company’s venture capital program and, from April 2002 to April 2004, he acted as a consultant to HLM Management Company. From 1984 to December 1998, Mr. Mahoney co-managed the stock and venture capital portfolios of, and served as Chief Investment Officer of, HLM Management Company. Mr. Mahoney currently serves as Chairman of the Board and a member of the audit committee of NMT Medical, an advisor to four investment firms and a member of investment committees of three charitable organizations.

John J. O’Connor, age 61, became a director in 2006.

John J. O’Connor joined Aspect as a director in December 2006. Prior to his retirement in November 2006, Mr. O’Connor was a partner at PricewaterhouseCoopers LLP, an independent public accounting firm, from 1982 to November 2006, most recently serving as vice chairman of services from June 2002 to November 2006. Mr. O’Connor served as the leader of the U.S. audit practice at PricewaterhouseCoopers from September 2000 to June 2002, and served as the managing partner of the firm’s Boston office from 1995 to September 2000. Mr. O’Connor also serves as a director for LeMaitre Vascular, Inc.

Donald R. Stanski, M.D., age 59, became a director in 1996.

Donald R. Stanski joined Aspect as a director in 1996.  Since November 2005, Dr. Stanski has served as Vice President and Global Head of Modeling and Simulation, leading a group of scientists who apply quantitative methods to optimize drug developments, at Novartis Pharmaceuticals, a pharmaceutical company. Dr. Stanski has been a Professor in the Department of Anesthesia at Stanford University since 1979 and is trained as an anesthesiologist/clinical pharmacologist. He became professor emeritus at Stanford University in November 2005. From January 2004 until November 2005, Dr. Stanski was on public service duty at the United States Food and Drug Administration as a Scientific Advisor for the Director, Center for Drug Evaluation and Research. He served as Chair of the Department of Anesthesia at Stanford University from 1992 to 1997. From July 1998 to June 2001, Dr. Stanski served as the Vice President of Scientific and Medical Programs for Pharsight Corporation, a company that assists in the development of therapeutic products.

Directors Whose Terms Expire at the 2011 Annual Meeting (Class II Directors)

J. Breckenridge Eagle, age 59, served as a director from 1988 to 1991 and from 1996 to the present.

J. Breckenridge Eagle joined Aspect as a director in 1988 and served in that position until 1991. He became a director again in 1996 and has served as Chairman of the board of directors since that date. Mr. Eagle served as President and Chief Operating Officer of Aspect in 1996 and as a consultant to Aspect in 1995. From 1989 to 1995, he was President of ECS, Inc., a medical practice management company, which he founded in 1989. From 1981 to 1988, Mr. Eagle was Chief Financial Officer, Vice President and General Manager of The Health Data Institute, Inc., a health care services company, which he co-founded.

Edwin M. Kania, Jr. age 51, became a director in 1995.

Edwin M. Kania, Jr. joined Aspect as a director in 1995. Since 2000, Mr. Kania has served as Managing Partner and Chairman of Flagship Ventures, a venture capital firm, which he co-founded. Previously, Mr. Kania served as the managing partner of OneLiberty Ventures, a venture capital firm, which was formed in 1995, and as a general partner at Morgan Holland Ventures, a predecessor entity of OneLiberty Ventures, which he joined in 1985. Mr. Kania also serves as a director of EXACT Sciences Corporation.

Vincent P. Scialli, age 39, will be elected as a director by our board of directors immediately prior to the 2009 Annual Meeting to fill the vacancy created by Mr. Bollen’s resignation.

Vincent P. Scialli has been a Managing Director of First Manhattan Co., a privately held investment manager, since 2005. From 2001 to 2005, Mr. Scialli was Vice President and Assistant Portfolio Manager at Lord Abbett & Co. LLC., a privately held money management firm. From 2000 to 2001, Mr. Scialli was a Senior Research Analyst at Bear Stearns & Co., Inc., an investment bank. Prior to joining Bear Stearns, Mr. Scialli had been an Analyst at Prudential Insurance, a multi-line insurance company and asset management firm.

Executive Officers of the Corporation

Margery Ahearn, age 46, became an executive officer in 2006.

Margery Ahearn joined Aspect in April 1998 and has served as Vice President of Human Resources since January 2006. Ms. Ahearn served as our Director of Human Resources from 1998 to December 2005. From 1985 through 1998, Ms. Ahearn held a variety of positions, including Senior Human Resource Representative, at Wang Laboratories, Inc., Director of Human Resources at Boston Business Group and Senior Employment Specialist at GTE.

J. Neal Armstrong, age 70, became an executive officer in 2009

J. Neal Armstrong has served as our Vice President, Chief Financial Officer and Secretary since January 2009. Mr. Armstrong served as Vice President of Investor Relations of Aspect from 2005 to 2006 and prior to that, served as Vice President, Chief Financial Officer, Secretary and Treasurer of Aspect from 1996 until his retirement from that position in 2005. Mr. Armstrong remained retired until his return to Aspect in January 2009. From 1990 to 1996, Mr. Armstrong served as Vice President of Finance, Chief Financial Officer and as a director of Haemonetics,

Inc., a manufacturer of blood processing systems. Mr. Armstrong serves as a director, Chairman of the Audit Committee and member of the Compensation Committee of deCODE genetics, Inc. and also serves as a member of the Board of Directors and the Audit Committee of TransMedics, Inc., AngioScore, Inc. and Vapotherm, Inc. Mr. Armstrong also serves as a member of the Board of Directors, Audit Committee and Compensation Committee of Salient Surgical Technologies, Inc.

John Coolidge, age 48, became an executive officer in 2004.

John Coolidge joined Aspect in May 1997 and has served as Vice President of Manufacturing Operations since January 2001. Mr. Coolidge served as our Director of Manufacturing from May 1997 to January 2001. From 1995 to 1997, he served as Engineering Manager and was responsible for product development and manufacturing engineering management for the Interventional Vascular business of Medtronic, Inc., a medical technology company. From 1987 to 1995, Mr. Coolidge held a variety of engineering and manufacturing management positions at Johnson and Johnson Medical, Inc., a manufacturer and provider of health care products and services, the most recent of which was Business Unit Manager.

Marc Davidson, age 45, became an executive officer in 2004.

Marc Davidson joined Aspect in December 1999 and has served as Vice President of Engineering since November 2001. Mr. Davidson served as our Director of OEM Engineering from December 1999 to November 2001. From 1985 through 1999, Mr. Davidson held a variety of marketing, engineering, sales and management positions at Hewlett-Packard Company, a manufacturer of computers and medical devices.

Philip H. Devlin, age 52, became an executive officer in 1994.

Philip H. Devlin joined Aspect in 1990 and has served as Vice President of Emerging Technologies and General Manager of Neuroscience since November 2001. From 1994 to November 2001, Mr. Devlin served as Vice President of Research and Development of Aspect, and from 1990 to 1994, he held the position of Director of Product Development of Aspect. From 1984 to 1985 and from 1986 to 1990, Mr. Devlin served as Software Engineer and Manager of Software Engineering at Lifeline Systems, Inc., a medical products and communications company. From 1980 to 1984, he held the position of Chief Biomedical Engineer at Beth Israel Hospital in Boston, Massachusetts and from 1985 to 1986, he served as Technical Marketing Engineer in the Medical Product Group of Hewlett-Packard Company, a manufacturer of computers and medical devices.

William Floyd, age 52, became an executive officer in 2001.

William Floyd joined Aspect in May 2001 and has served as Vice President of Sales and Marketing since September 2002. Mr. Floyd served as Vice President of Marketing from May 2001 to September 2002. From May 2000 to May 2001, Mr. Floyd was Principal of Casco Scientific, LLC, a medical device consulting group. From 1992 to 2000, Mr. Floyd held a variety of positions with Boston Scientific Corporation, a manufacturer of medical devices, the most recent of which was Vice President of Marketing, Microvasive Division.

Scott D. Kelley, M.D., age 50, became an executive officer in 2000.

Scott D. Kelley joined Aspect in July 2000 and has served as Vice President and Medical Director since that time. Prior to joining Aspect, Dr. Kelley served as an Associate Professor of Clinical Anesthesia and Director of Liver Transplant at the University of California, San Francisco Medical School from 1990 to 2000.

Paul J. Manberg, Ph.D., age 54, became an executive officer in 1991.

Paul J. Manberg joined Aspect in 1991 and has served as Vice President of Clinical, Regulatory and Quality Assurance since that time. From 1984 to 1990, Dr. Manberg held a variety of clinical research positions at Serono Laboratories, a pharmaceutical company, including Vice President, Research and Development. From 1979 to 1984, he was employed as a Clinical Research Scientist at Burroughs — Wellcome Company, a pharmaceutical company, and served as an Adjunct Research Scientist at the University of North Carolina.

For additional information relating to our executive officers, see the disclosure regarding Messrs. Bollen, Eagle and Chamoun set forth under the heading “Election of Directors.” No arrangements or understandings exist between any executive officer and any other person pursuant to which such executive officer is to be selected as an executive officer.

For information relating to shares of our common stock owned by each of our directors, our chief executive officer, chief financial officer and our three most highly compensated executive officers and all directors and executive officers as a group, see the disclosure set forth above under the heading “Stock Ownership Information.”

CORPORATE GOVERNANCE

Our board of directors has long believed that good corporate governance is important to ensure that Aspect is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that our board of directors has adopted. Complete copies of our corporate governance guidelines, board committee charters and code of conduct described below are available on our website at www.aspectms.com. Alternatively, you can request a copy of any of these documents by contacting: Investor Relations Department, Aspect Medical Systems, Inc., One Upland Road, Norwood, Massachusetts 02062, telephone: (617) 559-7000.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist the board of directors in the exercise of its duties and responsibilities and to serve the best interests of Aspect and its stockholders. These guidelines, which provide a framework for the conduct of the board of directors’ business, provide, among other things, that:

•	the principal responsibility of the directors is to oversee the management of Aspect;

•	a majority of the members of the board shall be independent directors;

•	the independent directors meet at least twice a year in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually the corporate governance and nominating committee oversees a self-evaluation of the board of directors and its committees to determine whether they are functioning effectively.

Executive and Director Compensation Processes

The Compensation Committee has implemented an annual performance review program for our executives, under which corporate and individual performance goals are determined at the beginning of each performance cycle. Annual salary, bonuses, stock options and restricted stock awards granted to our executives are tied to the achievement of these corporate and individual performance goals.

In evaluating each executive officer’s performance, the Compensation Committee generally conforms to the following process:

•	business and individual goals and objectives are set for each performance cycle;

•	at the end of the performance cycle, the accomplishment of the executive’s goals and objectives and his or her contributions to Aspect are evaluated;

•	the executive’s performance is then compared with peers within Aspect and the results are communicated to the executive; and

•	the comparative results, combined with comparative compensation practices of other companies in the industry, are then used to determine salary and stock compensation levels.

The Compensation Committee does not rely on a formula that assigns a pre-determined value to each of the criteria, but instead evaluates an executive officer’s contribution in light of all criteria.

In addition, in accordance with the terms of our corporate governance guidelines, our Compensation Committee is required to annually review the compensation of our directors, consult with the members of the Corporate Governance and Nominating Committee on such findings and then make recommendations to the board of directors with respect to director compensation.

Board Determination of Independence

Under applicable Nasdaq Marketplace Rules, a director of Aspect will only qualify as an “independent director” if, in the opinion of the board of directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The board of directors has determined that none of Jon C. Biro, Michael A. Esposito, David W. Feigal, Jr., Edwin M. Kania, Jr., Melvin L. Keating, James J. Mahoney, Jr., John J. O’Connor or Donald R. Stanski has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors and nominees for director qualifies as an “independent director” as defined under Rule 4200(a)(15) of the Nasdaq Marketplace Rules.

Director Nomination Process

The process followed by the Corporate Governance and Nominating Committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Corporate Governance and Nominating Committee and the board of directors. Jon C. Biro and Melvin L. Keating have been nominated to serve on our board of directors pursuant to the terms of the Agreement we entered into with First Manhattan Co., First BioMed Management Associates, LLC and First BioMed, L.P. For a further discussion of the Agreement, see “Director Nomination and Election Arrangements” beginning on page 5.

In considering whether to recommend any particular candidate for inclusion in the board of directors’ slate of recommended director nominees, the Corporate Governance and Nominating Committee applies the criteria set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of Aspect’s business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The Corporate Governance and Nominating Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. Our Corporate Governance Guidelines also provide that any director who reaches the age of 75 while serving as a director will retire from our board of directors effective at the end of his or her then current term. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board of directors to fulfill its responsibilities.

Stockholders may recommend individuals to the Corporate Governance and Nominating Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to Chairman, Corporate Governance and Nominating Committee, c/o Aspect Medical Systems, Inc., One Upland Road, Norwood, Massachusetts 02062. Assuming that appropriate biographical and background material has been provided on a timely basis, the Corporate Governance and Nominating Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the Corporate Governance and Nominating Committee or the board of directors, by following the procedures set forth in the second paragraph under “Stockholder Proposals” below.

Communicating with the Independent Directors

The board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The Chairman of the Corporate Governance and Nominating

Committee is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications will be forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of the Corporate Governance and Nominating Committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board of directors should address such communications to Chairman, Corporate Governance and Nominating Committee, c/o Aspect Medical Systems, Inc., One Upland Road, Norwood, MA 02062.

Board Meetings and Attendance

The board of directors met nine times during the fiscal year ended December 31, 2008, either in person or by teleconference. During the fiscal year ended December 31, 2008, each director attended at least 75% of the aggregate of the number of board of director meetings and the number of meetings held by all committees on which he or she then served.

Director Attendance at Annual Meeting of Stockholders

Our corporate governance guidelines provide that directors are encouraged to attend the annual meeting of stockholders in the event that Aspect determines their attendance is warranted. Three directors attended the 2008 Annual Meeting of Stockholders.

Board Committees

Our board of directors has established three standing committees — Audit, Compensation and Corporate Governance and Nominating — each of which operates under a charter that has been approved by the board of directors. Current copies of each committee’s charter are posted on the “Investors — Corporate Overview” section of our website, www.aspectms.com.

Our board of directors has determined that all of the members of each of the board’s three standing committees, including Mr. Biro, Mr. Keating and Mr. Scialli, who will join our standing committees at the time of the Annual Meeting, are independent as defined under Nasdaq Marketplace Rules, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

Audit Committee

The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from our independent registered public accounting firm;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management; and

•	preparing the audit committee report required by SEC rules (which is included in this Proxy Statement).

The current members of the Audit Committee are Mr. O’Connor (Chairman), Dr. Feigal and Mr. Mahoney. Dr. Feigal has resigned from the board of directors effective immediately prior to the Annual Meeting. If elected, Mr. Biro will join the Audit Committee. Our board of directors has determined that each of Mr. Mahoney and Mr. O’Connor is an “audit committee financial expert” as defined by applicable SEC rules. The Audit Committee met six times during the fiscal year ended December 31, 2008.

Compensation Committee

The Compensation Committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer’s compensation;

•	determining our Chief Executive Officer’s compensation;

•	reviewing and approving, or making recommendations to the board of directors with respect to, the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to the board of directors with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis;” which is included beginning on page 16 of this Proxy Statement, and

•	preparing the Compensation Committee report required by SEC rules, which is included on page 23 of this Proxy Statement.

The processes and procedures followed by our Compensation Committee in considering and determining executive and director compensation are described above under the heading “Executive and Director Compensation Processes”.

The current members of the Compensation Committee are Mr. Kania (Chairman), Mr. Esposito and Dr. Stanski. Mr. Esposito is not standing for re-election as a director. If elected, Mr. Keating will join the Compensation Committee. The Compensation Committee met three times during the fiscal year ended December 31, 2008.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee’s responsibilities include:

•	identifying individuals qualified to become members of our board of directors;

•	recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees;

•	reviewing and making recommendations to the board of directors with respect to management succession planning;

•	developing and recommending to the board of directors corporate governance principles; and

•	overseeing the evaluation of the board of directors.

The processes and procedures followed by the Corporate Governance and Nominating Committee in identifying and evaluating director candidates are described above under the heading “Director Nomination Process”.

The current members of the Corporate Governance and Nominating Committee are Dr. Stanski (Chairman), Mr. Kania and Mr. O’Connor. Upon his election as a director by the board of directors, Mr. Scialli will join the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee met one time during the fiscal year ended December 31, 2008.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the code on our website, www.aspectms.com. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq stock market listing standards concerning any amendments to, or waivers from, any provision of the code.

Audit Committee Report

Management is responsible for the preparation of the financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. The Company’s independent registered public accounting firm is responsible for conducting an independent audit of the annual financial statements in accordance with United States generally accepted accounting principles and issuing a report on the results of their audit. The Audit Committee is responsible for providing independent, objective oversight of these processes.

In response to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and related rules and regulations, management completed the documentation, testing and evaluation of Aspect’s system of internal control over financial reporting for the year ended December 31, 2008. The Audit Committee provided oversight and guidance to management and financial personnel during the testing and evaluation process. In connection with this oversight, both management and the independent registered public accounting firm regularly provided updates to the Audit Committee at Audit Committee meetings. At the conclusion of the process, management presented to the Audit Committee for its review a report on the effectiveness of Aspect’s internal control over financial reporting. The Audit Committee also reviewed the independent registered public accounting firm’s report included in the Annual Report on Form 10-K for the year ended December 31, 2008 related to their audit of the effectiveness of internal control over financial reporting. The Audit Committee will continue to oversee the efforts pertaining to internal control over financial reporting and management’s preparations for the evaluation of internal controls in the fiscal year ending December 31, 2009.

The Audit Committee also reviews, evaluates and discusses with management, internal accounting and financial personnel and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures.

The Audit Committee has reviewed the audited financial statements for the fiscal year ended December 31, 2008, and has discussed these financial statements with management and the independent registered public accounting firm.

The Audit Committee has also received from, and discussed with, our independent registered public accounting firm various communications that our independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), or SAS 61, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. SAS 61 requires the independent registered public accounting firm to discuss with the Audit Committee, among other things, the following:

•	all critical accounting policies and practices used; material alternative treatment within United States Generally Accepted Accounting Principles, or GAAP, that have been discussed with management including the ramification of the alternative treatment as well as the auditors preference; and other material communications between the auditor and management;

•	significant adjustments, management judgment and accounting estimates, significant new accounting policies, and disagreements with management;

•	discussion of the independent auditor’s judgments about the quality, not just the acceptability, of the Company’s accounting principles; and

•	any uncorrected misstatements pertaining to the current period whose effects management believes are immaterial to the financial statements as a whole.

The Audit Committee has received the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

By the Audit Committee of the Board of Directors of Aspect Medical Systems, Inc.

John J. O’Connor (Chairman)
David W. Feigal, Jr., M.D.(1)
James J. Mahoney, Jr.

(1) Dr. Feigal has resigned from the board of directors effective immediately prior to the Annual Meeting. If elected, Mr. Biro will join the Audit Committee.

Registered Public Accounting Firm’s Fees

Ernst & Young LLP audited our financial statements for the fiscal years ended December 31, 2008 and December 31, 2007. The following table summarizes the fees that Ernst & Young LLP billed to us for each of the last two fiscal years for audit services and for other services:

Fee Category	2008	2007

Audit Fees	$523,900	$666,495
Audit-Related Fees	$—	$—
Tax Fees	$—	$124,540
All Other Fees	$—	$—

Total Fees	$523,900	$791,035

Audit Fees

Audit fees consist of fees for the audit of our financial statements, the audit of our internal control over financial reporting, the review of the interim financial statements included in our Quarterly Reports on Form 10-Q, accounting consultations related to the audited financial statements and other professional services provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.” These services relate to employee benefit audits. None of the audit-related fees billed in the fiscal years ended December 31, 2008 and 2007 related to services provided under the de minimus exception to the Audit Committee pre-approval requirements.

Tax Fees

Tax fees consist of fees for tax compliance, tax advice and tax planning services. There were no tax fees billed in the fiscal year ended December 31, 2008. Tax compliance services, which relate to preparation of original and amended tax returns, accounted for $55,000 of the total tax fees paid for 2007. Tax advice and tax planning services relate to assistance with tax planning strategies, tax audits and appeals and employee benefit plans. None of the tax fees billed in for the fiscal year ended December 31, 2007 related to services provided under the de minimus exception to the Audit Committee pre-approval requirements.

All Other Fees

We did not incur any fees that may be classified as “All Other Fees” during the fiscal years ended December 31, 2008 or 2007.

The percentage of hours expended by Ernst & Young LLP on the audit of our financial statements for the fiscal year ended December 31, 2008 attributed to work performed by persons other than Ernst & Young LLP’s full-time, permanent employees did not exceed fifty percent.

Pre-Approval Policy and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that Aspect will not engage its independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to Aspect by its independent registered public accounting firm during the following 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee may also delegate to each individual member of the Audit Committee the authority to approve any audit or non-audit services to be provided to Aspect by its independent registered public accounting firm. Any approval of services by a member of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes Aspect’s executive compensation program for 2008 and program changes for 2009. We use this program to motivate and reward those individuals whom our Board of Directors has selected to lead our business.

Objectives of Our Executive Compensation Program

Program Objectives

The Compensation Committee of our Board of Directors, which we generally refer to herein as the Committee, oversees our executive compensation program. In this role, the Committee annually reviews and approves all compensation decisions relating to our named executive officers. Our goal is to align executive officers’ compensation with Aspect’s short-term and long-term performance. A significant portion of each executive officer’s total compensation opportunity is directly related to Aspect’s stock price performance as well as to other performance factors measuring our progress towards the goals of our long-term strategic plan.

Our executive compensation program is structured to provide the compensation and incentives needed to attract, motivate and retain key executives that are crucial to Aspect’s long-term success.

Compensation Principles

Our Compensation Committee arrives at its executive compensation decisions based in part upon its goal of implementing a compensation program that is built upon specific compensation principles. These principles, and the ways in which the Committee draws upon these principles can be summarized as follows:

•	Competitive and Fair Compensation — our policy is to provide total compensation that is competitive for comparable work and comparable corporate performance among other public companies in our industry with whom we believe we compete for such executive talent. In addition, the Committee seeks to ensure fairness among the executive management team by motivating and recognizing the contributions each executive makes to our success.

•	Sustained Performance — The Committee recognizes the importance of improving long-term value and maintaining alignment with shareholders. Therefore, our compensation approach is more heavily weighted on long-term incentives. We believe long-term incentives reinforce the focus on sustained performance and provide a link between the executives’ interests and shareholders’ long-term success.

Philosophy

Our executive compensation philosophy is intended to provide flexible, yet consistent direction and guidance to the Committee to assist in making decisions annually. It is not intended that the philosophy will change dramatically from year to year; however, it may change, where appropriate, as the focus of the business changes.

Compensation Mix

•	Fixed versus Variable Compensation — The Committee believes that the attainment of the above objectives requires an appropriate mix of fixed and variable compensation, with an emphasis on variable compensation. The mix between fixed and variable compensation emphasizes our goals of providing fair and competitive compensation packages and motivating executives to achieve short- and long-term company objectives.

•	Short versus Long-Term Compensation — The Committee seeks to structure a meaningful balance between achieving strong short-term annual results and ensuring long-term viability and success. Therefore, the mix of incentives is reviewed and determined each year by the Committee based on the short- and long-term objectives of the business. In general, our compensation approach is more heavily weighted towards long-term incentives that we believe reinforce the focus on sustained performance.

Elements of Total Compensation

We are committed to providing an executive compensation program that helps us attract, motivate and retain highly qualified and experienced executives. The primary elements, purpose and determination factors of the three core elements of the executive compensation program are:

Compensation	Purpose	Determination Factor	Deliverable

Base Salary and Benefits	Recognize the experience, skills, knowledge and responsibilities required of the applicable position and to provide competitive benefits programs.	Individual responsibility and performance, tenure, executive potential, historical compensation, competitive market data, and internal equity.	Base Salary — Fixed cash payments. Benefits — health and welfare insurance and retirement savings programs.
Short-Term Incentive Plan	Create an incentive for the achievement of pre-defined annual corporate and personal objectives.	For target bonus — competitive market data and internal equity. For actual bonus payouts — performance achievement against pre-established financial and individual goals.	Annual variable cash payout.
Long-Term Incentive Plan	Align the interests of executives with shareholders to focus on sustained performance while creating appropriate retention incentives.	Individual position and contribution, market data and trends, ability to execute the Company’s long-term strategy, internal equity, and Company performance.	Annual variable awards of stock options and restricted stock.

In making recommendations regarding executive compensation, the Committee considers competitive market data as further discussed below, and seeks input from the Chief Executive Officer and the Vice President of Human Resources. The Chief Executive Officer, in turn, assesses each executive officer’s contributions to the business and his or her ability to execute on our long-term strategy when making any recommendations regarding compensation. The Chief Executive Officer does not participate in the determination of his own compensation.

Short-Term Performance

Base Salary.  Base salary is designed to provide a fixed amount of compensation for performing day-to-day responsibilities. Salaries are used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. When establishing base salaries for 2008, the Compensation Committee considered a variety of factors, including:

•	the seniority of the individual;

•	the level of the individual’s responsibility;

•	the ability to replace the individual;

•	the base salary of the individual at his or her prior employment, if applicable;

•	the number of well qualified candidates to assume the individual’s role;

•	compensation for comparable positions in our similarly situated companies in our industry; and

•	the historical compensation levels of our executives and actual corporate and individual performance vis-à-vis the targeted performance criteria and subjective performance criteria discussed above.

In February 2008, the Board of Directors approved, upon recommendation of the Compensation Committee, an increase to 2007 base salaries to bring salaries paid to our executives up to the 50th percentile of our peer group.

The peer group is further discussed below. The Compensation Committee has determined not to increase base salaries in 2009.

Annual Incentive Plan.  Under the Annual Incentive Plan, we award cash bonuses for achievement of Aspect’s short-term financial goals and other strategic objectives measured over the current year. Bonuses are structured to provide competitively based incentives to our executives to drive company performance. There are two components to our short-term incentive plan:

•	corporate revenue and profit targets, which account for up to 60% of the bonus amount; and

•	the achievement of personal performance goals, such as demonstrating effective leadership, successfully completing difficult assignments, demonstrating integrity, teamwork, excellence and accountability, contribution to staff development and retention, contributing to the strategic planning process and the achievement of personal objectives that are aligned with each executive’s individual area of responsibility, which account for up to 40% of the bonus amount.

The individual performance component is based on the personal performance goals established by the Chief Executive Officer at the beginning of each calendar year after consultation with each executive, other than the CEO. The Chief Executive Officer’s individual performance goals are established at the beginning of a calendar year in collaboration with the Compensation Committee. The annual cash bonus incentive program provides a direct link between the executive’s compensation and our annual financial performance. The program is designed to provide a competitive payout for appropriate levels of performance achievement, which is in line with our compensation philosophy and principles. In addition, the individual performance component recognizes and rewards each executive’s contributions to the success of the business, which is in line with the “fairness” aspect of our compensation principles.

In February 2008, the Committee adopted the 2008 Annual Incentive Plan. Under the plan, the portion of each individual executive bonus was calculated by a formula that compares Aspect’s financial performance against the targets that were established for the year. Depending on the executive’s job function, the target bonus that an executive was eligible to receive under the 2008 Annual Incentive Plan ranged between 41% and 75% of his or her then annual base salary when 100% of the corporate plan for both product revenue and profit targets (before bonus and tax), for the year and all individual performance goals were achieved. The table below shows for 2008 (1) the target award as a percentage of base salary assuming achievement of 100% of the corporate plan for revenue and profits and individual performance goals, (ii) actual payouts, based upon the Committee’s assessment of the degree to which corporate and individual performance objectives had been achieved, and (iii) payouts as a percentage of the target level for each of our named executive officers:

			2008 Incentive
	Target Incentive		Compensation
	Compensation	2008 Incentive	Award
	as a Percentage of	Compensation	as a Percentage
Name	Base Salary	Award ($)	of Target (%)

Nassib G. Chamoun	75%	207,188	85%
Michael Falvey(1)	60%	121,355	85%
William Floyd	75%	133,647	85%
Scott D. Kelley, M.D.	41%	94,886	85%
John Coolidge	60%	102,153	85%

(1)	Michael Falvey resigned from the Company effective December 31, 2008.

Each executive achieved 100% of his individual performance goals and 45% of the corporate financial goals were achieved, which would have resulted in a payout of 45% of the target bonus amount for each executive. The Committee in its discretion, however, determined to pay each executive 85% of his target bonus amount after considering the following three important business initiatives:

Sales Force Expansion — In 2008, after Aspect had set revenue and profit targets under the 2008 Plan, we decided to expand the size of our sales force. The costs associated with the sales force expansion had a significant impact on our profitability. The Committee recommended that these expenses be excluded when assessing Aspect’s financial performance for the purpose of determining bonus payouts;

Sales Retention Program — On March 13, 2008, the New England Journal of Medicine published an article that compared BIS monitoring to an anesthetic regimen based on predetermined dosing levels of volatile anesthetics as a means of reducing the risk of anesthetic awareness. The authors concluded that the study did not support routine BIS monitoring as part of standard practice. Aspect management was concerned that the article could have a potential negative effect on the selling environment and a potential loss of key sales personnel. As a result, Aspect implemented a sales retention program that provided to members of its sales force cash incentives both six months and a year after the article’s release. The Committee recommended that these expenses be included when assessing Aspect’s financial performance for the purpose of determining the actual bonus payouts; and

Reduction in Force — During the 2009 planning process, it was clear that several expenses needed to be reduced or eliminated in order to protect our profitability. Unfortunately, a reduction to our workforce was part of those efforts. Considerable time was spent discussing the timing of the staff reductions and it was determined that, in the best interests of the company, these reductions would take place in December rather than delay them until January 2009. The expenses associated with the staff reductions affected our profitability in the fourth quarter of 2008. The Committee recommended that these costs be excluded when assessing Aspect’s financial performance for the purpose of determining the actual bonus payouts.

In February 2009, the Committee adopted the 2009 Annual Incentive Plan (“the 2009 Plan”). In an effort to reduce expenses and drive effective spending behaviors, the Committee recommended, and the Board of Directors adopted, two significant changes to the 2009 Plan. First, as part of our cost reduction efforts, the 2009 target payouts have been reduced such that upon achievement of 100% of both our revenue and profit targets for 2009, participants will receive only 67% of their targeted annual bonus. Second, in prior years, the annual incentive plan gave equal weighting to both revenue and profit achievements. The 2009 Plan will place a 33% weighting on revenue goals and 67% on profit goals to focus on “bottom line” results.

Long-Term Performance

We currently utilize two long-term incentive instruments: stock options and restricted stock, which are intended to provide alignment with the interests of the shareholders. Stock options and restricted stock encourage executives to focus on share price appreciation and Aspect’s success the long term, while the service-based restrictions serve as a retention tool. The mix of stock options versus restricted stock is determined annually by the Committee based on the needs of the business, including such factors as the business strategy and objectives, corporate governance, retention and dilution requirements. Currently for 2008, the mix of long-term incentive compensation for our named executive officers is 50 percent in stock options and 50 percent in restricted stock. Because almost all previously awarded stock options were significantly underwater, these options offered our executive officers very little value in terms of executive retention and incentives. We believed a blend of both stock options and restricted stock better align the interests of our executives with those of our shareholders.

Each element of compensation outlined above is considered both individually and collectively when considering compensation adjustments. In addition, the Committee may apply discretion in determining the specific compensation levels of individual executives. The Committee evaluates compensation programs annually in light of the evolving business strategies and plans of the Company and seeks to ensure the compensation programs align with shareholder interests and current market trends.

Competitive Positioning

Competitive Market Defined

Aspect has retained Pearl Meyers & Partners as an independent consultant to help management and the Committee design the appropriate mix of compensation and the amount of compensation and to evaluate proposed compensation. The Committee relies on Pearl Meyers to annually review and develop a set of appropriate comparator firms called the “peer group” and to identify and use industry-specific compensation survey sources.

The Committee uses this combination of peer group analyses and industry-specific compensation surveys to identify competitive market compensation practices for base salaries, short and long-term incentives and the Company’s overall competitive position. The Committee believes the most relevant talent pool for its executives is specialty medical device and diagnostic companies of similar size in terms of revenue and market capitalization. Companies that meet at least two or more of the selection criteria are included in the peer group.

The Committee reviews the peer group every year in order to maintain its appropriateness for compensation comparison purposes. In addition, the Committee reviews and validates the selection criteria every year to ensure it is in line with our business strategies. For 2008, these companies represented our peer group:

Abaxis, Inc.	Cardiac Science Corp.	Masimo Corp.	Palomar Medical Technologies Inc.
Abiomed Inc.	Cerus Corp.	Micrus Endovascular Corp.	Possis Medical Inc.
AngioDynamics Inc.	Cyberonics Inc.	Natus Medical Inc.	Spectranetics Corp.
Candela Corp.	HealthTronics Inc.	NeuroMetrix Inc.	Zoll Medical Corp.

In addition, the Committee also reviews the survey source(s) used for corporate and group positions annually to ensure they appropriately represent size-specific, specialty medical device and diagnostics companies and provide reasonable and reliable compensation data.

Positioning of Compensation

It is our policy to provide total compensation that is competitive for comparable work and comparable corporate performance among our peer group. Our general executive compensation competitive targeting strategy is to pay each executive officer total direct compensation at the 75th percentile of our peer group companies’ total direct compensation levels. We target base salary to be at the 50th percentile of our peer group companies’ total direct compensation levels. We target base salary plus short-term incentive plan payments to be at the 65th percentile of our peer group companies’ total cash compensation levels. Finally, we target the sum of base salary, short-term incentive plan payments and long-term incentive plan payments to be at the 75th percentile of our peer group companies’ total direct compensation levels.

Actual pay levels can be above or below targeted levels depending on factors such as individual and company performance, tenure and executive potential. In general, the Committee desires to reward executives equitably from both a market perspective and internally, but reserves the right to use discretion to deviate when necessary to recruit executives and/or retain the right executive talent.

Individual performance criteria vary for each executive based on his business group or area of responsibility, and may include:

•	achievement of the operating budget for Aspect as a whole or of a business group of Aspect;

•	ability to identify and hire consistently high performing employees, and to train them to contribute to our long-term success;

•	continued innovation in development and commercialization of our technology;

•	timely development, regulatory approval and commercial introduction of new products or processes or expanded uses of existing products;

•	development and implementation of successful marketing and commercialization strategies; and

•	implementation of financing strategies and establishment of strategic development alliances with third parties.

Subjective performance criteria include:

•	an executive’s ability to motivate, develop and challenge others;

•	the development of skills necessary to grow as our business matures;

•	the ability to recognize and pursue new business opportunities;

•	the ability to initiate programs to enhance our growth and success; and

•	the consistent demonstration of shared corporate values.

Other Executive Compensation Programs and Policies

Other Employee Benefits

Executives are eligible to participate in all of the current benefit plans, in each case on the same basis as other employees, including health and dental insurance, life and disability insurance and eligibility to participate in our 401(k) plan and an employee stock purchase plan.

•	Health and Welfare Benefits — we recognize that our greatest resource are our employees, and therefore believe that it is appropriate to offer comprehensive and affordable health and welfare benefits to all employees and their eligible family members. Benefits in this category include medical, dental and vision insurance, disability coverage and life insurance.

•	Retirement Benefits — we believe that Aspect’s 401(k) savings plan assists executives in preparing for retirement and are essential to attract and retain senior talent.

•	Employee Stock Purchase Plan — we believe in the concept of “own the business” and it is important to provide a program that helps link compensation to the value created for the shareholders including the employees of the Company, who own the business.

We do not provide any supplemental benefits or perquisites to our executive officers, with the exception of a company automobile lease for the Chief Executive Officer.

Change in Control Benefits

Pursuant to the terms of our stock incentive plans, in the event of a change of control all unvested stock options held by our executive officers will be assumed or equivalent options will be substituted by the acquiring corporation and such awards will become exercisable in full, and all restricted stock awards will become free and clear of all restrictions and conditions, upon the earlier of (1) the executive’s termination without cause by the successor corporation or for good reason by the executive, or (2) one year after such change in control, in the case of our chief executive officer, and 15 months after such change in control, in the case of our other executive officers. This is a so-called “double trigger” change of control arrangement because it provides for change of control benefits only in the event of a change in control, the first trigger, followed by the earlier of the termination of the executive or the passage of a specified period of time, the second trigger.

On September 24, 2008, we implemented the Key Employee Change in Control Severance Benefits Plan. This plan was established to offer additional protection in the form of cash severance compensation and continuation of health and welfare benefits for our named executive officers. As described earlier in the Compensation Discussion and Analysis, the March 2008 release of the New England Journal of Medicine article had an immediate adverse impact on our business. During the months following the article’s release, employees became increasingly concerned about job security and the potential corporate actions that could transpire. We implemented a program designed to minimize these distractions and potential turnover caused by the dramatic downturn in our stock price. The Committee believes that the severance benefits payable under these severance arrangements in connection with a change of control align executive and shareholder interests by enabling the executive officers to consider corporate transactions that are in the best interests of our shareholders without undue concern over whether the transactions may jeopardize the officers’ own employment.

We have determined to provide for these change of control benefits because we recognize that, as is the case with many publicly-held corporations, the possibility of a change in control of Aspect exists and such possibility, and the uncertainty and questions which it may raise among our executive officers, could result in the departure or distraction of executive officers to the detriment of Aspect and our shareholders. We believe a “double trigger” maximizes shareholder value because it prevents an unintended windfall to executives in the event of a friendly change in control, while still providing them appropriate incentives to cooperate in negotiating any change of control in which they believe they may lose their jobs. We believe that this plan is reasonable when compared with similar arrangements adopted by other companies in our industry that are of similar size.

We do not consider specific amounts payable under these arrangements when establishing annual compensation. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our other three named executive officers (other than the chief financial officer) whose compensation is required to be disclosed to our stockholders under the Exchange Act by reason of being among our most highly compensated officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m), and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, the Compensation Committee may, in its judgment, authorize compensation payments that do not qualify for the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent. The Company does not currently have stock ownership or disposition guidelines in place for its executives, nor does it currently seek tax deductibility of performance-based compensation payouts above $1.0 million for the short-term incentive plan under Internal Revenue Code’s section 162(m).

We account for equity compensation paid to our employees under the rules of Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment, referred to as SFAS No. 123(R), which requires us to measure and recognize compensation expense in our financial statements for all share-based payments based upon an estimate of their fair value over the service period of the award. We record cash compensation as an expense at the time the obligation is accrued. Our Compensation Committee generally assesses the accounting impact of restricted stock grants and option awards to our executives, but has not historically factored such impact into the nature or size of such awards.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the registrant’s proxy statement on Schedule 14A.

By the Compensation Committee of the Board of
Directors of Aspect Medical Systems, Inc.

Edwin M. Kania, Jr. (Chairman)
Michael A. Esposito(1)
Donald R. Stanski, M.D.

(1) Mr. Esposito is not standing for re-election as a director. If elected, Mr. Keating will join the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Mr. Kania (Chairman), Mr. Esposito and Dr. Stanski. No member of the current Compensation Committee was at any time during the fiscal year ended December 31, 2008, or formerly, an officer or employee of Aspect or any subsidiary of Aspect. No member of the current Compensation Committee had any relationship with us during the fiscal year ended December 31, 2008 requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934.

None of our executive officers has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of the current Compensation Committee.

Summary Compensation Table

The table below summarizes information regarding compensation earned by our named executive officers for the years ended December 31, 2008, 2007 and 2006 for our named executive officers.

							Non-Equity
					Stock	Option	Incentive Plan	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)		Awards ($)(1)	Awards ($)(2)	Compensation(3)	Compensation ($)		Total ($)

Nassib G. Chamoun	2008	325,000	—		280,762	461,192	207,188	20,201	(6)	1,294,343
Chief Executive Officer	2007	281,216	30,000	(5)	226,037	581,411	185,603	19,626	(6)	1,323,893
and President	2006	270,400	—		74,591	555,021	131,820	17,890	(6)	1,049,722
Michael Falvey	2008	237,950	—		106,452	211,169	121,355	340,078	(7)	1,017,004
Vice President,	2007	228,800	22,300	(5)	87,512	361,146	120,806	6,750	(8)	827,314
Chief Financial Officer	2006	220,000	—		24,664	337,333	85,800	6,600	(8)	674,397
and Secretary
William Floyd	2008	225,000	—		118,765	158,778	133,647	6,900	(8)	643,090
Vice President of Sales	2007	208,100	23,100	(5)	87,512	211,410	150,165	6,750	(8)	687,037
and Marketing	2006	200,096	—		24,664	216,709	143,702	6,600	(8)	591,771
Scott D. Kelley, M.D.	2008	272,270	—		106,452	158,778	94,886	6,900	(8)	639,286
Vice President and	2007	261,797	22,500	(5)	87,512	206,547	94,456	6,750	(8)	679,562
Medical Director	2006	244,227	—		24,664	204,586	76,296	6,600	(8)	556,373
John Coolidge	2008	200,300	42,968	(4)	106,452	158,778	102,153	6,900	(8)	617,551
Vice President of Manufacturing

(1)	The amounts included in the “Stock Awards” column represents the compensation cost we recognized in 2008, 2007 and 2006 related to all outstanding restricted stock awards as described in SFAS No. 123(R). For a discussion of the valuation assumptions, see Note 10 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008.

(2)	The amounts included in the “Options Awards” column represents the compensation cost we recognized in 2008, 2007 and 2006 related to all outstanding stock option awards as described in SFAS No. 123(R). For a discussion of the valuation assumptions, see Note 10 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008.

(3)	The amounts included in the “Non-Equity Incentive Plan Compensation” column consist of amounts earned by the named executive officer under the 2008 Plan, which were paid in February 2009, with the exception of Mr. Floyd’s bonus of which $32,709 was paid throughout the quarters in 2008.

(4)	Represents a relocation bonus paid to Mr. Coolidge.

(5)	Represents a one-time bonus for a 2007 base market adjustment for the executive team.

(6)	Includes $12,296 in car lease payments we paid on behalf of Mr. Chamoun, $6,900 we paid to match his 401(k) contributions and approximately $1,000 we paid for insurance. In 2007, we paid approximately $11,871 in car lease payments, $6,750 to match his 401(k) contributions and approximately $1,000 for insurance. In 2006, we paid approximately $10,285 in car lease payments, $6,600 to match his 401(k) contributions and approximately $1,000 we paid for insurance.

(7)	Mr. Falvey resigned from his positions at Aspect effective December 31, 2008. This amount includes a lump sum severance payment of $237,950 paid to Mr. Falvey in January 2009 and a severance bonus payment of $95,228 to be paid in two lump sums as follows (a) $75,228 to be paid following execution of the severance agreement between Aspect and Mr. Falvey, dated January 5, 2009, effective December 31, 2008 and, (b) $20,000 to be paid following the execution of the release of claims which he is required to execute on or after April 1, 2009 but no later than April 22, 2009. This amount also includes $6,900 paid to match his 401 (k) contribution.

(8)	Consists of amounts we paid to match such named executive officer’s 401(k) contribution in 2008, 2007 and 2006.

Grants of Plan-Based Awards

The table below sets forth information concerning grants of compensation in the form of plan-based awards made to the named executive officers during the fiscal year ended December 31, 2008.

					All Other	All Other
					Stock	Option
					Awards:	Awards:		Grant Date
		Estimated Future Payouts Under Non-			Number of	Number of	Exercise or	Fair Value of
		Equity Incentive Plan Awards(1)			Shares of	Securities	Base Price	Stock and
	Grant	Threshold	Target	Maximum	Stock or	Underlying	of Option	Option
Name	Date	($)	($)	($)	Units (#)(2)	Options (#)(3)	Awards ($/Sh)	Awards ($)(4)

Nassib G. Chamoun	2/12/2008	—	—	—	—	55,556	11.82	307,780
	2/12/2008	—	—	—	22,222	—	0.01	262,664
	n/a	0	243,750	365,625			—	—
Michael Falvey	2/12/2008	—	—	—	—	19,231	11.82	106,540
	2/12/2008	—	—	—	7,692	—	0.01	90,919
	n/a	0	142,770	214,155	—	—	—	—
William Floyd	2/12/2008	—	—	—	—	19,231	11.82	106,540
	2/12/2008	—	—	—	12,692	—	0.01	150,019
	n/a	0	168,750	253,125	—	—	—	—
Scott D. Kelley, M.D.	2/12/2008	—	—	—	—	19,231	11.82	106,540
	2/12/2008	—	—	—	7,692	—	0.01	90,919
	n/a	0	111,631	167,447	—	—	—	—
John Coolidge	2/12/2008	—	—	—	—	19,231	11.82	106,540
	2/12/2008	—	—	—	7,692	—	0.01	90,919
	n/a	0	120,180	180,270	—	—	—	—

(1)	Represents amounts payable under our 2008 Plan.

(2)	Represents restricted stock awards granted under our 2001 Stock Incentive Plan.

(3)	We granted these stock options on February 12, 2008 under our 2001 Stock Incentive Plan with the exception of the grant to Mr. Chamoun which was granted from our 1998 Stock Incentive Plan. These stock options become exercisable as to one-eighth of the shares of common stock underlying each option six months after the date of grant, with the remaining seven-eighths becoming exercisable in equal monthly installments thereafter over a forty-two month period. Each option has an exercise price equal to the closing price of our common stock on the date of grant as reported on the Nasdaq Global Market.

(4)	Represents the grant date fair value of each award computed in accordance with SFAS No. 123(R).

All stock option grants referenced in the foregoing table vest ratably on a monthly basis over a four-year period beginning on the last day of each month. Our right to repurchase shares pursuant to restricted stock awards granted in 2008 lapses as to 100% of the shares four years from the date the shares were issued.

Pursuant to the terms of our stock incentive plans, in the event of a change in control all then-unexercisable stock options held by our executive officers will be assumed or equivalent options will be substituted by the acquiring corporation and such options will become exercisable in full, and all restricted stock awards will become free and clear of all restrictions and conditions, upon the earlier of (1) the executive’s termination without cause by the successor corporation or for good reason by the executive, or (2) one year after such change in control, in the case of our chief executive officer, and 15 months after such change in control, in the case of our other executive officers.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information regarding unexercised stock options and unvested restricted stock held by the named executive officers as of December 31, 2008.

	Option Awards					Stock Awards
	Number of	Number of
	Securities	Securities					Market Value
	Underlying	Underlying					of Shares or
	Unexercised	Unexercised				Number of Shares or	Units of Stock
	Options (#)	Options (#)	Option Exercise	Option		Units of Stock That	That Have Not
Name	Exercisable	Unexercisable	Price ($)	Expiration Date		Have Not Vested (#)	Vested ($)

Nassib G. Chamoun	50,000		10.20	10/5/2009	(1)	61,243	208,839
	50,000		23.63	7/12/2010	(2)
	25,000		11.69	2/21/2011	(3)
	75,000		10.00	1/1/2012	(4)
	5,000		3.85	7/5/2012	(5)
	14,537		3.68	1/24/2013	(6)
	100,000		15.66	2/4/2014	(7)
	75,000		20.61	2/17/2015	(8)
	33,750	11,250	29.25	2/14/2016	(9)
	15,000	15,000	16.15	2/28/2017	(10)
	10,417	45,139	11.82	2/12/2018	(11)
Michael Falvey	125,000		14.91	4/2/2014	(12)	—	—
	22,500		20.61	2/17/2015	(8)
	12,657		29.25	2/14/2016	(9)
	6,250		16.15	2/28/2017	(10)
	3,606		11.82	2/12/2018	(11)
William Floyd	26,000		12.50	5/28/2011	(13)	28,785	98,157
	2,604		10.00	1/1/2012	(4)
	3,646		3.85	7/5/2012	(5)
	9,479		3.26	9/12/2012	(14)
	4,640		3.68	1/24/2013	(6)
	11,250		10.12	10/10/2013	(15)
	30,000		15.66	2/4/2014	(7)
	22,500		20.61	2/17/2015	(8)
	12,657	4,218	29.25	2/14/2016	(9)
	6,250	6,250	16.15	2/28/2017	(10)
	3,606	15,625	11.82	2/12/2018	(11)
Scott D. Kelley, M.D.	75,000		23.63	7/12/2010	(2)	23,785	81,107
	15,000		8.56	11/27/2010	(17)
	13,433		12.50	5/28/2011	(13)
	25,000		10.00	1/1/2012	(4)
	12,500		3.85	7/5/2012	(5)
	6,875		3.26	9/12/2012	(14)
	7,028		3.68	1/24/2013	(6)
	13,125		10.12	10/10/2013	(15)
	30,000		15.66	2/4/2014	(7)
	22,500		20.61	2/17/2015	(8)
	12,657	4,218	29.25	2/14/2016	(9)
	6,250	6,250	16.15	2/28/2017	(10)
	3,606	15,625	11.82	2/12/2018	(11)
John Coolidge	1,875		10.00	1/22/2012	(16)	23,785	81,107
	1,875		3.85	7/5/2012	(5)
	4,687		3.68	1/24/2013	(6)
	20,113		15.66	2/4/2014	(7)
	22,500		20.61	2/17/2015	(8)
	12,657	4,218	29.25	2/14/2016	(9)
	6,250	6,250	16.15	2/28/2017	(10)
	3,606	15,625	11.82	2/12/2018	(11)

(1)	Option vests over 48 months at a rate of 1/48th per month, beginning June 30, 1999.

(2)	Option vests over 48 months at a rate of 1/48th per month, beginning July 1, 2000.

(3)	Option vests over 48 months at a rate of 1/48th per month, beginning January 1, 2001.

(4)	Option vests over 48 months at a rate of 1/48th per month, beginning January 1, 2002.

(5)	Option vests over 48 months at a rate of 1/48th per month, beginning July 1, 2002.

(6)	Option vests over 48 months at a rate of 1/48th per month, beginning January 1, 2003.

(7)	Option vests over 48 months at a rate of 1/48th per month, beginning January 1, 2004.

(8)	Option vests over 48 months at a rate of 1/48th per month, beginning January 1, 2005.

(9)	Option vests over 48 months at a rate of 1/48th per month, beginning January 1, 2006.

(10)	Option vests over 48 months at a rate of 1/48th per month, beginning January 1, 2007.

(11)	Option vests over 48 months at a rate of 1/48th per month, beginning March 1, 2008.

(12)	Option vests over 48 months at a rate of 1/48th per month, beginning April 1, 2004.

(13)	Option vests over 48 months at a rate of 1/48th per month, beginning June 1, 2001.

(14)	Option vests over 48 months at a rate of 1/48th per month, beginning September 12, 2002.

(15)	Option vests over 48 months at a rate of 1/48th per month, beginning November 1, 2003.

(16)	Option vests over 48 months at a rate of 1/48th per month, beginning January 1, 2002.

Option Exercises and Stock Vested

The following table shows amounts received by the named executive officers upon exercise of stock options and vesting of restricted stock during 2008.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares	Value Realized on
	Acquired on	Value Realized on	Acquired on	Vesting
Name	Exercise (#)	Exercise ($)(1)	Vesting (#)	($)(2)

Nassib G. Chamoun	32,647	46,971	4,583	46,367
Michael Falvey	—	—	1,563	16,151
William Floyd	—	—	1,563	16,151
Scott D. Kelley, M.D.	—	—	1,563	16,151
John Coolidge	—	—	1,563	16,151

(1)	Represents the difference between the exercise price and the fair market value of our common stock on the date of exercise.

(2)	The value realized on vesting of restricted stock awards is determined by multiplying the number of shares that vested by the fair market value of our common stock on the vesting date.

Potential Payments Upon Termination or Change in Control

The following tables were prepared as though our named executive officers were terminated on December 31, 2008 using that day’s closing stock price of $3.41. The amounts under the column labeled “Termination by the Company without Cause or by the Executive Officer with Good Reason on or after a Change of Control” assumed a change in control occurred and that the executive was terminated as of December 31, 2008. However, the named executive officers included in this analysis were not terminated and a change in control did not occur on this date. As a result there can be no assurance that a termination of employment, a change in control or both would produce the same or similar results as those described below on any other date or at any other stock price.

For the purpose of this analysis, we have made the following assumptions with respect to payments and benefits provided for termination following a change in control for a named executive officer:

All the arrangements listed below are per the “Key Employee Change in Control Severance Benefits Plan”, or the Severance Benefits Plan.

Cash Severance

•	A change in control was assumed to have occurred on December 31, 2008, although no change in control actually occurred on this date.

•	All the executives are assumed to have terminated their employment on December 31, 2008, although none of the executives included in this analysis actually terminated their employment on this date. Mr. Falvey’s employment was terminated (not following a change in control) on December 31, 2008 under a separate severance arrangement; therefore, we did not include Mr. Falvey in this analysis.

•	Per the terms of the Severance Benefits Plan, Mr. Chamoun, our chief executive officer, is eligible to receive a cash severance payment equal to two times (2x) base salary plus a bonus equal to the average sum of the actual bonuses paid over the last three years. All other named executive officers are eligible to receive a cash severance payment equal to one and one quarter times (1.25x) base salary plus a bonus equal to the average sum of the actual bonuses paid over the last three years.

•	For this analysis, we have assumed that severance payments include a pro-rata bonus payout for time worked in the year of termination. Since we assumed a termination date of December 31, 2008, the pro-rata bonus is equal to 100% of the target bonus.

•	We have assumed that none of the executives have any accrued or unused vacation remaining at the time of termination and all base salary amounts have been paid for time worked as of December 31, 2008.

Benefits Continuation

•	Mr. Chamoun is eligible to receive 24 months’ continuation, and all other named executive officers are eligible to receive 15 months’ continuation, of all medical and dental benefits that such executive participated in prior to termination.

•	For this analysis, all executives would receive continuation of both medical and dental benefits.

Equity

•	The 1998 and 2001 Stock Incentive Plans provide for full acceleration of all unvested stock options and restricted shares upon the employment termination within a specified period of time following a change in control. For this analysis, we assumed that employment termination occurs on the date of the change in control, so all awards accelerate.

•	The analysis reflects the value of all unvested stock options and restricted shares as of December 31, 2008 based on the closing price of $3.41 on December 31, 2008. This amount does not reflect the value of any vested and outstanding stock options.

•	This analysis excludes the value associated with the potential acceleration of shares purchased under the Employee Stock Purchase Plan. Acceleration would be based on a present value of the 5% discount at the time of the change in control and termination.

Golden Parachute (280G Gross-up)

The Severance Benefits Plan provides each executive with the same treatment for the “Golden Parachute” excise tax.

•	The agreement provides for a “Best Net Benefit” treatment. This means that the total severance payments should be total compensatory payments that are contingent on the Company sale, reduced to the extent so that no portion of the payment shall be subject to the excise tax, but only if, the executive’s “net after-tax benefit” shall exceed what the net after-tax benefit would have been if such reduction were not made and the executive paid such excise tax.

Termination by the Company
Without Cause or by the Named
Executive Officer with Good Reason
Name	on or After Change of Control

Nassib G. Chamoun
Cash Severance(1)	$1,029,186
Pro-rata bonus(2)	$243,750
Accelerated Vesting of Unvested Equity(3)(4)	$208,839
Benefits Continuation(5)	$26,727
280G Payment Reduction(6)	$—
Total(7)	$1,508,502
William Floyd
Cash Severance(1)	$489,154
Pro-rata bonus(2)	$168,750
Accelerated Vesting of Unvested Equity(3)(4)	$98,157
Benefits Continuation(5)	$16,704
280G Payment Reduction(6)	$—
Total(7)	$772,765
Scott D. Kelley, M.D.
Cash Severance(1)	$459,633
Pro-rata bonus(2)	$111,631
Accelerated Vesting of Unvested Equity(3)(4)	$81,107
Benefits Continuation(5)	$16,704
280G Payment Reduction(6)	$—
Total(7)	$669,075
John Coolidge
Cash Severance(1)	$358,765
Pro-rata bonus(2)	$120,180
Accelerated Vesting of Unvested Equity(3)(4)	$81,107
Benefits Continuation(5)	$16,704
280G Payment Reduction(6)	$—
Total(7)	$576,756

(1)	Per the terms of the Severance Benefits Plan, Mr. Chamoun is eligible to receive a cash severance payment equal to two times (2x) base salary plus a bonus equal to the average sum of the actual bonuses paid over the last three years. All other named executive officers are eligible to receive a cash severance payment equal to one and one quarter times (1.25x) base salary plus a bonus equal to the average sum of the actual bonuses paid over the last three years.

(2)	Reflects the pro-rata bonus based on each executive’s target bonus award opportunity. Since we assumed a termination date of December 31, 2008, the pro-rata bonus reflects 100% of each executive’s target bonus award opportunity.

(3)	Reflects the value of all unvested stock options and restricted shares as of December 31, 2008 based on the closing price of $3.41 on December 31, 2008. This amount does not reflect the value of any vested and outstanding stock options.

(4)	Represent the in-the-money value of any outstanding and unvested stock options and unvested restricted shares that accelerate and become fully exercisable upon a change-in-control as defined in the Aspect Medical Systems 1998 and 2001 Stock Incentive Plans.

(5)	Represents 24 months (CEO) and 15 months (all other named executive officers) of medical and dental benefits continuation.

(6)	Per the terms of the Severance Benefits Plan, this value reflects the estimated payments that would be reduced so that no excise tax is triggered, if such a reduction results in a better “net after-tax benefit” for the executives.

(7)	Does not include the accelerated value of the ESPP benefit since the parachute values are likely to be immaterial.

Compensation of Directors

We reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors or any committee of the board of directors. Non-employee directors also receive:

•	a $15,000 annual retainer;

•	a $10,000 annual retainer for service as lead director;

•	a $10,000 annual retainer for service as chair of the Audit Committee;

•	a $6,000 annual retainer for service as chair of the Compensation Committee;

•	a $4,000 annual retainer for service as chair of the Corporate Governance and Nominating Committee;

•	$1,500 for each board meeting attended in person;

•	$500 for each board meeting attended by telephone;

•	$1,000 for each meeting of the Audit Committee, Compensation Committee or Corporate Governance and Nominating Committee attended in person; and

•	$500 for each meeting of the Audit Committee, Compensation Committee or Corporate Governance and Nominating Committee attended by telephone.

No director who also serves as an employee receives compensation for services rendered as a director. If all of our director nominees are elected we will have seven non-employee directors on our board of directors as of the date of the Annual Meeting: Mr. Biro, Mr. Kania, Mr. Keating, Mr. Mahoney, Mr. O’Connor, Mr. Scialli and Dr. Stanski.

In addition, our non-employee directors are eligible to receive non-statutory stock options, restricted stock and other stock-based awards under our Amended and Restated 1998 Director Equity Incentive Plan, which we refer to as our 1998 restated director plan. Our 1998 restated director plan was initially adopted by our board of directors and stockholders in February 1998, was amended in December 1999 to increase the number of shares of common stock authorized under the plan from 100,000 to 200,000 shares and was amended and restated in May 2005 to (i) increase the number of shares of common stock authorized under the plan from 200,000 to 350,000 shares, (ii) permit restricted stock grants, and (iii) provide for automatic awards of a fixed number of options upon initial election and subsequent re-election to our board of directors and, in lieu of such automatic awards, permit the board discretion in determining the timing, type of award and number of shares issuable pursuant to awards granted under this plan.

Pursuant to our 1998 restated director plan, each non-employee director, on the date of his or her election to the board of directors, is eligible to receive (i) a non-statutory stock option to purchase 8,000 shares of our common stock, which we refer to as an initial option, and (ii) a restricted stock award to purchase 3,000 shares of our common stock, which we refer to as the initial restricted stock award. The initial option is exercisable as to 50% of the shares underlying such initial option immediately upon such director’s initial election and the remainder becomes exercisable in equal annual installments on each of the first, second and third anniversaries of the date of grant, provided that the holder of the initial option continues to serve as a director on each such anniversary of the grant date. We have a right of repurchase with respect to the shares of common stock subject to the initial restricted stock award, which right of repurchase lapses as to one-third of the shares on each of the first, second and third anniversaries of the date of grant, provided that the holder of the initial restricted stock award continues to serve as a director on each such anniversary of the grant date.

Additionally, pursuant to our 1998 restated director plan, each non-employee director serving as a director on the date of our annual meeting of stockholders (provided that such director has served as a director for at least six months prior to such annual meeting), is eligible to receive (i) a non-statutory stock option to purchase 4,000 shares of common stock, which we refer to as an annual option, and, together with an initial option, a director option and (ii) a restricted stock award to purchase 4,500 shares of common stock, which we refer to as an annual restricted stock award, and, together with an initial restricted stock award, a director restricted stock award. The annual option is exercisable in equal annual installments on each of the first, second and third anniversaries of the date of grant, provided that the holder of the annual option continues to serve as a director on each such anniversary of the grant date. We have a right of repurchase with respect to the shares of common stock subject to the annual restricted stock award, which right of repurchase lapses as to one-third of the shares on each of the first, second and third anniversaries of the date of grant, provided that the holder of the annual restricted stock award continues to serve as a director on each such anniversary of the grant date.

The following table summarizes the compensation of each of our directors for the year ended December 31, 2008.

DIRECTOR COMPENSATION

	Fees Earned or			Non-Equity		All Other
	Paid in Cash	Stock Awards	Option Awards	Incentive Plan		Compensation	Total
Name	($)	($)(1)(2)	($)(3)(4)	Compensation($)		($)	($)

Michael A. Esposito(5)	25,750	33,605	21,714	—		—	81,069
David W. Feigal, Jr., M.D. (76	22,750	27,801	18,678	—		—	69,229
Edwin M. Kania, Jr.	30,250	27,801	33,332	—		—	91,383
James J. Mahoney, Jr.	38,750	27,801	33,332	—		—	99,883
John J. O’Connor	37,250	33,605	21,714	—		—	92,569
Donald R. Stanski, M.D.	28,250	27,801	33,332	—		—	89,383
Boudewijn L.P.M. Bollen(7)	—	30,845	138,209	29,400	(8)	—	169,054
J. Breckenridge Eagle(9)	—	123,272	185,783	85,085	(10)	—	309,055

(1)	These amounts reflect compensation cost recognized by us in 2008 for a portion of the current and prior year restricted stock awards to directors as described in SFAS No. 123R. For a discussion of the valuation assumptions, see Note 10 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008.

(2)	All stock awards referenced had a purchase price of $0.01 per share.

(3)	These amounts reflect compensation cost recognized by us in 2008 for a portion of the current and prior year stock option awards to directors as described in SFAS No. 123R. For a discussion of the valuation assumptions, see Note 10 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008.

(4)	All option awards referenced were granted with an exercise price equal to the closing price of our common stock on the Nasdaq Global Market on the date of grant.

(5)	Mr. Esposito will not be standing for re-election as a director at the Annual Meeting.

(6)	Dr. Feigal resigned as our director, effective immediately prior to the Annual Meeting.

(7)	Mr. Bollen resigned as our director, effective immediately prior to the Annual Meeting.

(8)	Represents commission payment to Mr. Bollen.

(9)	Mr. Eagle is an employee of the Company and also serves as Chairman of the Board of Directors.

(10)	Represents bonus pursuant to the 2008 Annual Bonus Plan.

The following table shows the aggregate number of outstanding stock options and unvested shares of restricted stock held by each of our directors as of December 31, 2008:

		Unvested Shares of
Name	Stock Options (#)	Restricted Stock (#)

Michael A. Esposito	14,000	5,833
David W. Feigal, Jr.	29,000	5,499
Edwin M. Kania, Jr.	29,000	5,499
James J. Mahoney, Jr.	28,500	5,499
John J. O’Connor	14,000	5,833
Donald R. Stanski, M.D.	46,500	5,499
Boudewijn L.P.M. Bollen	104,250	4,593
J. Breckenridge Eagle(1)	200,204	27,655

(1)	Mr. Eagle is an employee of the Company and also serves as Chairman of the Board of Directors.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2008 about the securities authorized for issuance under our equity compensation plans, consisting of our 2001 Stock Incentive Plan, as amended, our 1998 Stock Incentive Plan, as amended, our 1998 director plan, as amended, and our 1999 Employee Stock Purchase Plan. All of our equity compensation plans were adopted with the approval of our stockholders.

Equity Compensation Plan Information

Number of Securities
Remaining Available for
	Number of Securities		Future Issuance Under
	to be Issued Upon	Weighted-average	Equity Compensation
	Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights	Warrants and Rights	Column (a))

Equity compensation approved by stockholders	4,264,588	$17.02	1,369,403
Equity compensation plans not approved by stockholders	—	—	—

Total	4,264,88	$17.02	1,369,403

Policies and Procedures for Related Party Transactions

In accordance with the terms of the charter of our Audit Committee, our Audit Committee is required to review all related person transactions on an ongoing basis and all such transactions must be approved by the audit committee. A related person transaction, as defined in Item 404(a) of Regulation S-K is any transaction, arrangement or relationship in which Aspect is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

We have also adopted a policy providing that all material transactions between us and our officers, directors and other affiliates must be:

•	approved by a majority of the members of our board of directors and by a majority of the disinterested members of our board of directors; and

•	on terms no less favorable to us than could be obtained from unaffiliated third parties.

PROPOSAL TWO — APPROVAL OF A ONE-TIME STOCK OPTION EXCHANGE PROGRAM

Introduction

We are seeking stockholder approval of an option exchange program that would allow us to cancel significantly “underwater” stock options currently held by some of our employees, excluding our officers and directors, in exchange for the issuance of new stock options exercisable for fewer shares of our common stock, with a lower exercise price that equals the current fair market value of our common stock and extended vesting terms. Underwater stock options have an exercise price which is greater than the market price of the underlying stock. We are proposing this program because we believe that it will provide a more cost-effective retention and incentive tool to our key contributors than issuing incremental equity or paying additional cash compensation to offset the adverse affect of these underwater stock options. Assuming we receive stockholder approval of our option exchange program, we estimate a reduction in outstanding stock options of approximately 892,163 shares, assuming full participation in the option exchange program.

Overview

In February 2009, the compensation committee recommended to our board of directors, and our board subsequently authorized, a one-time stock option exchange program, or the Option Exchange Program, subject to stockholder approval.

Stock options will be eligible for exchange if they have an exercise price per share greater than or equal to $15.00 and were granted under our 1998 Stock Incentive Plan, as amended, or our 2001 Stock Incentive Plan, as amended, collectively referred to as the Plans. We refer to such options as Eligible Options. The opportunity to participate in the Option Exchange Program will be offered to all of our domestic and certain of our foreign employees, excluding our executive officers and directors, collectively referred to as the Eligible Participants. Eligible Options surrendered for exchange under the Option Exchange Program will, upon the closing of the exchange offer, be exchanged for new options, which we refer to as New Options, granted under the 2001 Stock Incentive Plan, as amended.

Under the proposed Option Exchange Program, each New Option will have: (1) an exercise price per share equal to the closing price of our common stock as reported on the Nasdaq Global Market on the day that our exchange offer expires; (2) a new expiration date of six years from the date of grant; and (3) the following vesting schedule:

•	new Options granted in exchange for Eligible Options that were fully vested and exercisable as of the day that our exchange offer expires shall vest with respect to 100% of the underlying shares on the one year anniversary of the New Option’s grant date; and

•	new Options granted in exchange for Eligible Options that were not fully vested as of the day that our exchange offer expires shall be subject to one additional year of vesting pursuant to the original terms of the Eligible Option for which such New Option was exchanged.

The ratio of shares underlying exchanged Eligible Options to shares underlying New Options is expected to fall within a range of 3:1 to 350:1, with the majority of shares underlying exchanged options being within a range of 3:1 to 5:1, based on the relative fair value of the exchanged Eligible Options to the New Options. We intend for the fair value of the New Options to be approximately equal to the fair value of the Eligible Options surrendered based on valuation assumptions made as of the close of the Option Exchange Program. We expect that this exchange should result in no adverse impact on our reported earnings. All New Options will be nonstatutory options regardless of whether the Eligible Options exchanged therefor were incentive stock options or nonstatutory stock options. Please see “— Description of the Option Exchange Program — Accounting Treatment” and “— US Federal Income Tax Treatment” below for a further discussion of certain accounting and tax aspects of the Option Exchange Program.

We believe that, if approved by our stockholders, the Option Exchange Program will permit us to:

•	enhance long-term stockholder value by restoring competitive incentives to Eligible Participants so they are further motivated to complete and deliver the important strategic and operational initiatives of our company, as underwater options undermine the effectiveness of options as employee performance and retention incentives; and

•	reduce the number of shares issuable upon the vesting and exercise of currently outstanding stock options and other stock awards, by reducing the total number of currently outstanding stock options.

If our stockholders approve this proposal, our board of directors intends to close the exchange offer at 5:00 p.m. on or about July 7, 2009. If we do not obtain stockholder approval of this proposal, we will not be able to implement the Option Exchange Program.

Reasons for the Option Exchange Program

We believe that an effective and competitive employee incentive program is imperative for the future growth and success of our business. We rely on highly skilled and educated technical and managerial employees to implement our strategic initiatives, expand and develop our business and satisfy customer needs. Competition for these types of employees, particularly in the medical devices industry, is intense and many companies use stock options as a means of attracting, motivating and retaining their best employees. At Aspect, stock options constitute a key part of our incentive and retention programs because our board of directors believes that equity compensation encourages employees to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our shares.

Many of our employees now hold stock options with exercise prices significantly higher than the current market price of our common stock. For example, on March 31, 2009, the closing price of our common stock on the Nasdaq Global Market was $4.19 per share and Eligible Participants held outstanding stock options exercisable for approximately 1,147,325 shares of our common stock that had exercise prices of $15.00 or more. These options were generally issued at varying times prior to November 2007. Although we continue to believe that stock options are an important component of our employees’ total compensation, many of our employees view these existing underwater options that have exercise prices in excess of $15.00 per share as having little or no value due to the significant difference between the exercise prices and the current market price of our common stock. As a result, for many employees, these options are ineffective at providing the incentive and retention value that our board believes is necessary to motivate our employees to increase long-term stockholder value. We believe that the opportunity to exchange Eligible Options for New Options exercisable for fewer shares, together with a new minimum vesting requirement, represents a reasonable and balanced exchange program with the potential for a significant positive impact on employee retention, motivation and performance.

In addition to the underwater options having little or no retention value, they also would remain outstanding until they are exercised or expire unexercised. These outstanding options expose our stockholders to potential dilution and may place downward pressure on our stock price even if they are underwater and not likely to be exercised. This potential dilution and downward pressure caused by outstanding stock options is referred to as overhang. If approved by our stockholders, the Option Exchange Program will reduce outstanding stock options by eliminating underwater options that are currently outstanding. Under the proposed Option Exchange Program, Eligible Participants will receive stock options covering fewer shares than the options surrendered. As a result, the number of shares subject to all outstanding equity awards will be reduced. If all Eligible Options were exchanged, then based on the number of Eligible Options outstanding on March 31, 2009, options to purchase approximately 1,147,325 shares would be surrendered and cancelled, while New Options covering approximately 255,162 shares would be issued. This would result in a net reduction in outstanding stock options by approximately 892,163 shares, or approximately 5.1% of the number of shares of our common stock outstanding as of March 31, 2009. The actual reduction in the number of stock options outstanding that may result from the Option Exchange Program could vary significantly and is dependent upon the actual level of participation in the Option Exchange Program. All Eligible Options that are not exchanged will remain outstanding and in effect in accordance with their existing terms.

In addition, if we are unable to implement the Option Exchange Program, we may determine it is necessary to issue additional options to our employees at current market prices, thereby increasing the aggregate number of stock options outstanding. These grants would deplete the current pool of options available for future grants under the 2001 Stock Incentive Plan and could also result in decreased reported earnings which could negatively impact our stock price.

Consideration of Alternatives

Our compensation committee reviewed and evaluated various strategies to address the issue of underwater stock options and concluded, based on the reasons discussed above, that a program under which employees could exchange stock options with an exercise price greater than or equal to $15.00 is the best alternative for both our employees and our stockholders.

Description of the Option Exchange Program

Implementing the Option Exchange Program.  Eligible Participants will be offered the opportunity to participate in the Option Exchange Program pursuant to an Offer to Exchange which will be filed with the Securities and Exchange Commission, or the SEC on Schedule TO. From the time the Offer to Exchange commences, Eligible Participants will be given at least 20 business days to make an election to surrender all of their Eligible Options in exchange for New Options. The New Options will be granted on the day the Offer to Exchange expires, which we expect will be on or about July 7, 2009. Even if the Option Exchange Program is approved by our stockholders, our board will retain the authority, in its sole discretion, to terminate or postpone the program at any time prior to the closing of the Offer to Exchange or to exclude certain Eligible Options or Eligible Participants from participating in the Option Exchange Program due to tax, regulatory or accounting reasons or because participation would be inadvisable or impractical. Stockholder approval of the Option Exchange Program applies only to this specific exchange program. If we were to implement a different stock option exchange program in the future, we would once again need to seek stockholder approval.

Outstanding Options Eligible for the Option Exchange Program.  To be eligible for exchange under the Option Exchange Program, an option must have an exercise price that is greater than or equal to $15.00. As of March 31, 2009, options to purchase approximately 4,674,793 shares of our common stock were outstanding, of which options to purchase approximately 1,147,325 shares would be eligible for exchange under the Option Exchange Program.

Eligibility.  The Option Exchange Program will be open to all of our domestic and certain of our foreign employees, excluding our executive officers and directors, who hold Eligible Options. Our directors and executive officers are not eligible to participate in the Option Exchange Program. To be eligible, an employee must be employed by us at the time the Offer to Exchange commences. Additionally, in order to receive the New Options, an Eligible Participant who surrenders his or her Eligible Options for exchange must be an employee on the date the New Options are granted. As of March 31, 2009, approximately 197 employees held Eligible Options.

Exchange Ratios.  In the proposed exchange offer, Eligible Participants would be offered a one-time opportunity to exchange all of their Eligible Options for New Options covering a smaller number of shares. The actual number of shares subject to New Options will be determined in accordance with exchange ratios that reflect a value approximately equal to that of the exchanged Eligible Options. We intend for the fair value of the New Options to be approximately equal to the fair value of the Eligible Options surrendered based on a Black-Scholes valuation methodology calculated by an independent third party as of the close of the Option Exchange Program. The ratio of Eligible Options to New Options is expected to be in a range of 3:1 to 350:1, with the majority of the shares underlying exchanged options being within a range of 3:1 to 5:1.

The following table shows (a) the number of shares underlying outstanding Eligible Options in each exercise price range above $15.00 per share as of March 31, 2009, (b) a hypothetical example of the exchange ratios that would be applied to calculate the number of shares subject to New Options upon to be granted in exchange for surrendered Eligible Options, and (c) the number of New Options to be issued based up such assumed exchange ratios. The exchange ratios set forth in the table were determined based upon a Black-Scholes calculation of the assumed fair value of the Exchange Options and New Options. This Black-Scholes calculation takes into account factors that include original grant price, remaining vesting period, remaining option term and volatility.

1998 Stock Plan Options

	Number of Eligible		Number of New
Price	Options (1)	Exchange Ratio (2)	Options

$15.000	1,625	15:1	108
$23.625	59,045	15:1	3,936
$24.500	7,500	15:1	500
$28.625	38,500	40:1	963
$47.875	7,500	350:1	21
TOTALS	114,170	—	5,528

2001 Stock Plan Options

	Number of		Number of New
Price	Eligible Options (1)	Exchange Ratio (2)	Options

$15.230	8,250	4:1	2,063
$15.590	9,025	3:1	3,008
$15.660	158,236	4:1	39,559
$16.150	196,850	3:1	65,617
$16.980	39,800	3:1	13,267
$17.000	3,083	4:1	771
$17.300	479	4:1	120
$17.990	27,391	4:1	6,848
$18.200	7,728	4:1	1,932
$20.610	222,872	5:1	44,574
$26.790	36,181	5:1	7,236
$27.000	32,500	4:1	8,125
$29.250	203,960	5:1	40,792
$31.800	30,150	5:1	6,030
$32.330	7,500	5:1	1,500
$34.900	49,150	6:1	8,192
TOTALS	1,033,155	—	249,634

(1)	Excludes options grant to our executive officers and members of our board of directors. Such options are not eligible for exchange pursuant to the Option Exchange Program.
(2)	The weighted average of these exchange ratios is 4.5:1

The actual exchange ratios will be determined once the closing price of our common stock on the day prior to the closing of the exchange offer is reported by the Nasdaq Global Market. We currently expect to close the exchange offer on or about July 7, 2009, assuming the Option Exchange Program is approved by our stockholders. New Options granted in accordance with the actual exchange ratios will be rounded down to the nearest whole share on a grant-by-grant basis. Adjustments to any of the assumptions used to calculate the information in the above table will result in a change to the number of shares underlying New Options that may be granted under the Option Exchange Program.

Election to Participate.  Participation in the Option Exchange Program will be voluntary. Eligible Participants will only be permitted to exchange all or none of their Eligible Options for New Options.

Exercise Price of New Options.  All New Options will be granted with an exercise price equal to the closing price of our stock on the Nasdaq Global Market on the day of the close of the exchange offer.

Vesting of New Options.  The New Options will vest as follows:

•	New Options granted in exchange for Eligible Options that were vested and exercisable as of the day that our exchange offer expires shall vest monthly until 100% of the underlying shares are vested on the one year anniversary of the New Option’s grant date; and

•	New Options granted in exchange for Eligible Options that were unvested as of the day that our exchange offer expires shall be subject to an additional one-year of vesting pursuant to the original terms of the Eligible Option for which such New Option was exchanged. For example, if a New Option is granted in exchange for an Eligible Option that vests monthly and has two years of vesting remaining, such New Option would vest monthly over three years.

Term of the New Options.  The New Options will have a new expiration date of six years from the date of grant.

Other Terms and Conditions of the New Options.  Other terms and conditions of the New Options will be set forth in option agreements to be entered into as of the New Option grant date. Any additional terms and conditions will be comparable to the existing terms and conditions of the Eligible Options. All New Options will be nonstatutory stock options granted under our Plan regardless of the tax status of the Eligible Options tendered for exchange.

Return of Surrendered Eligible Options to Plan.  Consistent with the terms of the 2001 Plan, the pool of shares available for the grant of future awards under our 2001 Stock Incentive Plan will be increased by that number of shares equal to the difference between (a) the number of shares underlying surrendered Eligible Options granted under the 2001 Stock Incentive Plan and (b) the number of shares underlying all New Options granted under the 2001 Stock Incentive Plan. Because we are making no further grants under the 1998 Plan, the shares underlying surrendered Eligible Options granted under the 1998 Stock Incentive Plan will be cancelled.

Accounting Treatment.  We have adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised), or SFAS 123(R), regarding accounting for share-based payments. Under SFAS 123(R), we are required to recognize any incremental compensation cost of the stock options granted in the Option Exchange Program. Incremental compensation cost is measured as the excess, if any, of the fair value of each New Option granted to employees in exchange for surrendered Eligible Options, measured as of the date the New Options are granted, over the fair value of the Eligible Options surrendered in exchange for the New Options, measured immediately prior to the cancellation. Such incremental compensation cost, if any, is recognized ratably over the vesting period of the New Options. However, because the exchange ratios will be calculated to result in the fair value of Eligible Options surrendered being equal to the fair value of the New Options replacing them, we do not expect to recognize any incremental compensation expense for financial reporting purposes as a result of the Option Exchange Program. As would be the case with Eligible Options, in the event that any of the New Options are forfeited prior to their vesting due to termination of service, the compensation cost for the forfeited New Options will not be recognized.

U.S. Federal Income Tax Consequences.  The following is a summary of the material United States federal income tax consequences of the Option Exchange Program for those Eligible Participants who are subject to United States federal income tax. This summary is based on the federal tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below. A more detailed summary of the applicable tax considerations to Eligible Participants will be provided in the Exchange Offer. This summary does not discuss all of the tax consequences that may be relevant to an Eligible Participant in light of his or her personal circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Participants.

We believe that the exchange of Eligible Options for New Options pursuant to the Option Exchange Program should be treated as a non-taxable exchange, and no income should be recognized for United States federal income tax purposes by the Eligible Participants upon the issuance of the New Options. All New Options will be nonstatutory stock options, even if the exchanged options are incentive stock options. As a result, upon the exercise of the New Options, the Eligible Participants will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. Upon disposition of the shares, the Eligible Participants will recognize capital gain or loss (which will be short-term or long-term depending on whether the shares were held for more than one year from the date of exercise) equal to the difference between the selling price and the fair market value of the shares on the date of exercise. The holding period for the shares acquired through the exercise of an option will begin on the day after the date of exercise. If Eligible Options that are incentive stock options are not exchanged in the Option Exchange Program, then such options may be deemed to be newly granted for United States federal income tax purposes, depending on the final terms of the Option Exchange Program.

There will be no tax consequences to us with respect to the Option Exchange Program or the exercise of New Options (or Eligible Options not exchanged) except that we will be entitled to a deduction when an Eligible Participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Internal Revenue Code.

Potential Modifications to Terms to Comply with Governmental Requirements.  The terms of the Option Exchange Program will be described in an Offer to Exchange that we will file with the SEC. Although we do not anticipate that the SEC will require us to modify the terms significantly, it is possible we will need to alter the terms of the Option Exchange Program to comply with comments from the SEC. Changes in the terms of the Option Exchange Program may also be required for tax purposes for participants in the United States as the tax treatment of the Option Exchange Program is not entirely certain.

Effect on Stockholders

We are not able to predict the impact the Option Exchange Program will have on your interests as a stockholder, as we are unable to predict how many participants will exchange their Eligible Options or what the future market price of our common stock will be on the date that the New Options are granted. If the Option Exchange Program is approved, the exchange ratios should result in (1) the issuance of fewer shares subject to the New Options than were subject to the cancelled Eligible Options tendered in the exchange offer and (2) the fair value of Eligible Options surrendered being approximately equal to the fair value of the New Options replacing them. As a consequence, we do not expect to recognize any incremental compensation expense for financial reporting purposes from the Option Exchange Program. In addition, the Option Exchange Program is intended to reduce both the number of outstanding stock options and our need to issue supplemental stock options in the future to remain competitive with other employers.

While we cannot predict how many Eligible Options will be exchanged, assuming full participation in the Option Exchange Program, a market price of our common stock of $4.19 per share, an exercise price of the New Options of $4.19 per share and exchange ratios that result in the fair value of the New Options being less than the fair to the fair value of the Eligible Options surrendered based on valuation assumptions made as of the close of the Option Exchange Program, the total number of shares underlying our outstanding options would be reduced by approximately 892,163 shares, which represents a reduction of approximately 5.1% of the number of shares of our common stock outstanding as of March 31, 2009. The actual reduction in the number of outstanding stock options that could result from the Option Exchange Program could vary significantly and is dependent upon a number of factors, including the actual level of participation in the Option Exchange Program.

Board Recommendation

Our Board of Directors unanimously recommends that the stockholders vote “FOR” the approval of the stock option exchange program for employees (excluding our executive officers and directors).

PROPOSAL THREE — AMENDMENT OF BY-LAWS

General Information

Our board of directors has unanimously adopted resolutions, subject to stockholder approval, approving and declaring the advisability of amending our Amended and Restated By-Laws, as amended (the “By-Laws”) to provide that, subject to limited exceptions, future annual meetings will be held no later than May 25 in each year.

Section 1.2 of our By-Laws currently provides that our board of directors, the chairman of our board of directors or our President may designate the date and time of our annual meeting of stockholders and that a special meeting may be held in lieu of the annual meeting of stockholders.

The proposed amendment requires that the date of the annual meeting of stockholders shall not be later than May 25 in any year, unless the filing date of our Form 10-K is delayed beyond March 31, in which case the annual meeting of stockholders may be extended by up to a number of days equal to the number of days between March 31 and the date the Form 10-K is actually filed, but in no event may the date be extended beyond June 9 of that year. The amendment allows for the extension of the date of the annual meeting of stockholders beyond May 25 if our board of directors reasonably determines that we have material non-public information, the premature disclosure of which would be against our interests, but in no event may our board of directors extend the deadline beyond June 9 of that year. The amendment also requires the affirmative vote by stockholders holding at least 50% of our shares of capital stock entitled to vote or by a number of directors at least equal to 80% of the full size of the board in order to amend, repeal or adopt any provision inconsistent with Section 1.2. The amendment also eliminates the clause in Section 1.2 that permitted a special meeting to be held in lieu of the annual meeting.

Reason for Proposal

Our board of directors approved the amendment to our By-Laws, subject to stockholder approval, pursuant to our Agreement with First Manhattan, which is described in part above under the heading “Director Nomination and Election Arrangements” and is more fully described in our Current Report on Form 8-K, filed on April 8, 2009 with the SEC.

Amendment to By-Laws

The proposed amendment of our By-Laws is set forth in Appendix A in its entirety, and we have also shown the changes to the relevant sections resulting from the amendment, with deletions indicated by strike-outs and additions indicated by underlining. If this proposal is approved, it will become effective upon such approval.

Board Recommendation

Our board of directors unanimously recommends that the stockholders vote “FOR” the amendment to our By-Laws.

PROPOSAL FOUR — RATIFICATION OF SELECTION
OF REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our board of directors has selected the firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009. Although stockholder approval of the Audit Committee’s selection of Ernst & Young LLP is not required by law, our board of directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the 2009 Annual Meeting of Stockholders, our Audit Committee will reconsider its selection of Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from our stockholders.

Board Recommendation

Our board of directors unanimously recommends that the stockholders vote “FOR” the ratification of the selection of Ernst & Young LLP as Aspect’s registered public accounting firm for the fiscal year ending December 31, 2009.

OTHER MATTERS

Our board of directors does not know of any other matters which may come before the annual meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy card to vote, or otherwise act, in accordance with their judgment on those matters.

SOLICITATION OF PROXIES

The cost of solicitation of proxies will be borne by Aspect. In addition to the solicitation of proxies by mail, officers and employees of Aspect may solicit proxies in person or by telephone. We may reimburse brokers or persons holding stock in their names, or in the names of their nominees, for their expenses in sending proxies and proxy material to beneficial owners.

REVOCATION OF PROXY

Subject to the terms and conditions set forth in this proxy statement, all proxies received by us will be effective, notwithstanding any transfer of the shares to which those proxies relate, unless prior to the closing of the polls at the annual meeting, our Secretary receives a written notice of revocation signed by the person who, as of the record date, was the registered holder of those shares, our Secretary receives a duly executed proxy card bearing a later date than the proxy being revoked at any time before that proxy is voted or the registered holder appears at the meeting and votes in person.

STOCKHOLDER PROPOSALS

In order to be included in the proxy materials for our 2010 Annual Meeting of Stockholders, stockholders’ proposed resolutions must be received by us at our principal executive offices, One Upland Road, Norwood, Massachusetts 02062 no later than December 12, 2009. We suggest that proponents submit their proposals by certified mail, return receipt requested, addressed to our Secretary.

If a stockholder wishes to present a proposal at our 2010 Annual Meeting of Stockholders, but does not wish to have the proposal considered for inclusion in the Proxy Statement and proxy card, the stockholder must also give written notice to our Secretary at the address noted above. The required notice must be given within a prescribed time frame, which is generally calculated by reference to the date of our most recent annual meeting. Assuming that our 2010 Annual Meeting of Stockholders is held on or after May 1, 2010 and on or before June 9, 2010 (as we currently anticipate), our bylaws would require notice to be provided to our Secretary at our principal executive offices no earlier than February 14, 2010 and no later than March 14, 2010. If a stockholder fails to provide timely notice of a proposal to be presented at the 2010 Annual Meeting of Stockholders, the proxies designated by our board of directors will have discretionary authority to vote on that proposal.

By Order of the Board of Directors,

/s/  J. Neal Armstrong

J. Neal Armstrong
Secretary

Norwood, Massachusetts
April [  ], 2009

OUR BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXY CARDS.

APPENDIX A

AMENDMENT TO AMENDED AND RESTATED BY-LAWS

Section 1.2 of Article 1 of the By-Laws of Aspect Medical Systems, Inc., as amended (the “By-Laws”), is deleted in its entirety and the following substituted therefor:

“Annual Meeting.  The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held on a date and at a time designated by the Board of Directors, the Chairman of the Board or the President, which date shall not be a legal holiday in the place where the meeting is to be held and which date shall not be later than May 25 in any year, and shall not be adjourned without the vote of the holders of a majority in voting power of the shares represented in person or by proxy at such meeting; provided, however, that (a) if the filing of the corporation’s Form 10-K is delayed beyond March 31 in any year, the Board of Directors may extend the May 25 deadline in that year by up to a number of days equal to the number of days between March 31 and the date that Form 10-K is actually filed, but in no event may the Board of Directors extend the deadline beyond June 9 of that year, and (b) the Board of Directors may extend the May 25 deadline in any year if the Board of Directors, after consulting with counsel and financial advisers, reasonably determines in good faith that the corporation has material non-public information the premature disclosure of which would be against the best interests of the corporation and its stockholders and that the delay is necessary (and is no longer than necessary) in order to avoid a premature disclosure that would be against the best interests of the corporation and its stockholders, but in no event may the Board of Directors extend the deadline beyond June 9 of that year. Notwithstanding Section 6.1 of these By-Laws, and notwithstanding any other provision of law, the Certificate of Incorporation or these By-Laws, either the affirmative vote of the holders of at least fifty percent (50%) of the shares of the capital stock of the corporation issued and outstanding and entitled to vote or approval by a number of directors at least equal to 80% of the full size of the board (counting any vacant seats as part of the full board for this purpose) shall be required to amend or repeal, or to adopt any provision inconsistent with, this Section 1.2.”

The changes to Section 1.2 of the By-Laws are shown as follows, with deletions indicated by strike-outs and additions indicated by underlining :

1.2 Annual Meeting.  The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held on a date and at a time designated by the Board of Directors, the Chairman of the Board or the President, ~~(which date shall not be a legal holiday in the place where the meeting is to be held). If no annual meeting is held in accordance with the foregoing provision, a special meeting may be held in lieu of the annual meeting, and any action taken at that special meeting shall have the same effect as if it had been taken at the annual meeting, and in such case all references in these By-Laws to the annual meeting of the stockholders shall be deemed to refer to such special meeting.,~~ which date shall not be a legal holiday in the place where the meeting is to be held and which date shall not be later than May 25 in any year, and shall not be adjourned without the vote of the holders of a majority in voting power of the shares represented in person or by proxy at such meeting; provided, however, that (a) if the filing of the corporation’s Form 10-K is delayed beyond March 31 in any year, the Board of Directors may extend the May 25 deadline in that year by up to a number of days equal to the number of days between March 31 and the date that Form 10-K is actually filed, but in no event may the Board of Directors extend the deadline beyond June 9 of that year, and (b) the Board of Directors may extend the May 25 deadline in any year if the Board of Directors, after consulting with counsel and financial advisers, reasonably determines in good faith that the corporation has material non-public information the premature disclosure of which would be against the best interests of the corporation and its stockholders and that the delay is necessary (and is no longer than necessary) in order to avoid a premature disclosure that would be against the best interests of the corporation and its stockholders, but in no event may the Board of Directors extend the deadline beyond June 9 of that year. Notwithstanding Section 6.1 of these By-Laws, and notwithstanding any other provision of law, the Certificate of Incorporation or these By-Laws, either the affirmative vote of the holders of at least fifty percent (50%) of the shares of the capital stock of the corporation issued and outstanding and entitled to vote or approval by a number of directors at least equal to 80% of the full size of the board (counting any vacant seats as part of the full board for this purpose) shall be required to amend or repeal, or to adopt any provision inconsistent with, this Section 1.2.

A-1

ASPECT MEDICAL SYSTEMS, INC. C/O COMPUTERSHARE LIMITED P.O. BOX 8694 EDISON, NJ 08818-8694 Dear Stockholder: Please take note of the important information enclosed with this proxy card. There are matters related to the operation of the Company that require your prompt attention. Your vote counts, and you are strongly encouraged to exercise your right to vote your shares. Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign and date the card, detach it and return your proxy in the enclosed postage paid envelope. Thank you in advance for your prompt consideration of these matters. Sincerely, Aspect Medical Systems, Inc. Please mark votes as in this example DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 and 3. 1. To elect the following three (3) nominees as Class III directors of the Company Nominees: (01) Jon C. Biro (02) Nassib G. Chamoun (03) Melvin L. Keating FOR WITHHELD ALL FROM ALL NOMINEES NOMINEES FOR ALL EXCEPT: (INSTRUCTION: To withhold authority to vote for one nominee, write such nominee’s name in the space provided above.) 2. To approve a one-time stock option exchange program under which eligible employees (excluding our executive officers) would be able to elect to exchange outstanding stock options with an exercise price of $15.00 or greater issued under our 1998 Stock Incentive Plan or our 2001 Stock Incentive Plan for new lower-priced stock options. 3. To approve the amendment of our Amended and Restated By-Laws, as amended, which provides that, subject to limited exceptions, future annual meetings will be held no later than May 25 in each year. 4. To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the Company’s registered independent accounting firm for the fiscal year ending December 31, 2009. FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 5. To transact such other business as may properly come before the meeting or any adjournment thereof. MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT NOTE: Please sign exactly as name appears on this proxy indicating, where proper, official position or representative capacity. When signing as executor, administrator, trustee, guardian, attorney or other fiduciary, please give your full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by duly authorized officer. If a partnership, please sign in partnership name, by authorized person, giving full title. If the person named on the stock certificate has died, please submit evidence of your authority. Signature: Date: Signature: Date:

DETACH HERE PROXY ASPECT MEDICAL SYSTEMS, INC. PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FRIDAY, JUNE 5, 2009 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ASPECT MEDICAL SYSTEMS, INC. The undersigned, having received notice of the annual meeting of stockholders and the proxy statement therefor and revoking all prior proxies, hereby appoints Nassib G. Chamoun and J. Neal Armstrong, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side, all shares of Common Stock of Aspect Medical Systems, Inc. (the “Company”) held of record by the undersigned on April 13, 2009 at the Annual Meeting of Stockholders to be held on Friday, June 5, 2009 at 9:00 a.m., Eastern time, at the Company’s corporate headquarters located at One Upland Road, Norwood, Massachusetts 02062, and any adjourned or postponed session thereof. The undersigned hereby directs Nassib G. Chamoun and J. Neal Armstrong to vote in accordance with their best judgment on any matters which may properly come before the Annual Meeting, all as indicated in the Notice of Annual Meeting, receipt of which is hereby acknowledged, and to act on the matters set forth in such Notice as specified by the undersigned. Stockholders of record at the close of business on April 13, 2009 are entitled to vote at the Annual Meeting of Stockholders or any adjournment thereof. Your vote is important regardless of the number of shares you own. Sending in your proxy will not prevent you from voting your stock at the Annual Meeting of Stockholders if you desire to do so, as your proxy is revocable at your options. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL. ATTENDANCE OF THE UNDERSIGNED AT THE ANNUAL MEETING OR AT ANY ADJOURNMENT THEREOF WILL NOT BE DEEMED TO REVOKE THE PROXY UNLESS THE UNDERSIGNED REVOKES THIS PROXY IN WRITING. Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on June 5, 2009. The proxy statement and annual report to security holders are available at www.aspectms.com. PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. SEE REVERSE SIDE CONTINUED AND TO BE SIGNED ON REVERSE SIDE SEE REVERSE SIDE